SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)


   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:
   /  /  Preliminary Proxy Statement
   /  / Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

   /X / Definitive Proxy Statement
   /X / Definitive Additional Materials
   /  / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Noise Cancellation Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   /X/  No fee required.
   /  / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   (1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
(2)Aggregate number of securities to which transaction applies:

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(3)Per unit price or other underlying value of transaction  computed pursuant to
   Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4)Proposed maximum aggregate value of transaction:

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(5)Total fee paid:

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/  / Fee paid previously with preliminary materials.

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/  / Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:

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(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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
                     NOISE CANCELLATION TECHNOLOGIES, INC.
                           One Dock Street, Suite 300
                          Stamford, Connecticut 06902
                        Tel: 203-961-0500, Extension 388
                               Fax: 203-348-4106


May 15, 1997



Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

Filed herewith are the Definitive Proxy Statement and Definitive Additional Materials relating to the 1997 Annual Meeting of Stockholders of Noise Cancellation Technologies, Inc. consisting of the following items:

     1)  Schedule 14-A

     2)  Notice of Annual Meeting of Stockholders

     3)  Proxy Statement

     4)  Proxy Card

     5)  1996 Annual Report to Stockholders

Sincerely,


/s/ JOHN B. HORTON
-----------------------
John B. Horton
General Counsel

                      NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 19, 1997
                                 ---------------

To the Stockholders of NOISE CANCELLATION TECHNOLOGIES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Noise Cancellation Technologies, Inc., a Delaware corporation (the "Company"), will be held at the Stamford Marriott Hotel, The Stamford Forum, Stamford, Connecticut 06901 on Thursday, June 19, 1997, at 2:00 P.M., for the following purposes:

   1.To elect four directors for the year following the Annual Meeting or until their successors are elected.

   2.To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized thereunder from 140,000,000 shares to 185,000,000 shares.

   3.To approve the extension of certain warrants owned by certain officers and directors of the Company.

   4.To ratify  the  appointment  of Richard  A.  Eisner &  Company,  LLP as the
     Company's independent auditors for the fiscal year ending December 31, 1997.

   5.To transact such other business as may properly come before the Meeting.

   Only stockholders of record at the close of business on April 21, 1997, are entitled to notice of and to vote at the Meeting or at any adjournment thereof.

JOHN B. HORTON
Secretary

Linthicum, Maryland
May 14, 1997

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                      NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                            -------------------------

                                 PROXY STATEMENT
                            -------------------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

Solicitation

   This Proxy Statement is being mailed on or about May 14, 1997, to all stockholders of record at the close of business on April 21, 1997, in connection with the solicitation by the Board of Directors of Proxies for the Annual Meeting of Stockholders to be held on June 19, 1997. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on all matters presented at the Meeting in accordance with the instructions given thereon by the person executing such Proxy or, in the absence of specific instructions, will be voted in favor of each of the proposals indicated on such Proxy. Management does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should properly come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

Revocability

   Any stockholder may revoke his or her Proxy at any time before the Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary, by delivery of a subsequently dated Proxy, or by attending the Meeting and voting in person.

Voting

   The total number of shares of common stock of the Company outstanding as of April 21, 1997, was 119,028,933. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only stockholders of record as of the close of business on April 21, 1997, will be entitled to vote. A majority of the shares outstanding and entitled to vote, or 59,514,467 shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve the amendment of the Company's Certificate of Incorporation. The affirmative vote of a plurality of the shares of common stock present and voting in person or by proxy at the Meeting is required to elect directors and the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Meeting is required to approve the extension of certain warrants owned by certain officers and directors of the Company, to ratify the appointment of the Company's independent auditors for the year ending December 31, 1997, and to transact such other business as may properly come before the Meeting. With respect to abstentions, shares are considered present at the Meeting for a particular proposal, but as they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes, shares are not considered present at the Meeting for the particular proposal for which the broker withheld authority and, accordingly, will have the same effect as votes against approval of the amendment of the Company's Certificate of Incorporation and will have no effect on the other proposals.

   A list of stockholders entitled to vote at the Meeting will be available at the Company's offices, 1025 West Nursery Road Suite 120 Linthicum, Maryland 21090, for a period of ten (10) days prior to the Meeting for examination by any stockholder, and at the Meeting itself.

                              ELECTION OF DIRECTORS

   Four directors are to be elected at the Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified. Proxies not marked to the contrary will be voted in favor of the election of each named nominee.

Information Concerning Nominees

   The following table sets forth the positions and offices presently held with the Company by each nominee, his age, and the year from which such nominee's service on the Company's Board of Directors dates:


                               Positions and Offices       Director
      Name          Age       Presently Held with the       Since
                                      Company
-----------------   -----   ----------------------------   --------
Jay M. Haft          61     Chairman of the Board and       1990
                            Director
Michael J.           49     President and Director          1986
Parrella
John J. McCloy II    59     Director                        1986
Sam Oolie            60     Director                        1986


   Jay M. Haft currently serves as Chairman of the Board of Directors of the Company. He served as President of the Company from November 1994 to July 1995 and as Co-Chairman of the Board of Directors from November 1994 to July 1996. He is a strategic and financial consultant for growth stage companies. He is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Venture Capital Associates, Ltd. and of Gen Am "1" Venture Fund, a domestic and an international venture capital fund, respectively. Mr. Haft is also a Director of numerous other public and private corporations, including Robotic Vision Systems, Inc. (OTC), Extech Inc.
(OTC), Encore Medical Corp. (OTC),  Viragen, Inc. (OTC), PC Service Source, INC.
(OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC) and Jenna Lane, Inc. (OTC). He serves as Chairman of the Board of Extech, Inc. and Jenna Lane, Inc. He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1994), and prior to that a founding partner of Wolfsey, Certilman, Haft, et. al.
(1966-1988). He is a member of the Florida Commission for Government Accountability to the People, a Vice President of the Miami Ballet and a Director of the Concert Association of Florida. He is a graduate of Yale College and Yale Law School.

   Michael J. Parrella currently serves as President and Director of the Company. He was elected President and Chief Operating Officer of the Company in February 1988 and served in that capacity until November 1994. From November 1994 to July 1995 Mr. Parrella served as Executive Vice President of the Company. He initially became a director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board and to raise new capital to restructure the Company and its research and development efforts. He was also Chairman of the Board of Environmental Research Information, Inc., an environmental consulting firm, from December 1987 to March 1991.

   John J. McCloy II currently serves as a Director of the Company. He served as Co-Chairman of the Board of Directors from November 1994 to July 1996. Mr. McCloy served as Chief Executive Officer of the Company from September 1987 to November 1994 and as its Chairman of the Board from September 1986 to November 1994. Additionally he served as Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Since 1981, he has also been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is also a director of American University in Cairo, the Sound Shore Fund, Inc., and the Atlantic Council.

   Sam Oolie currently serves as a Director of the Company. He is Chairman and Chief Executive Officer of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held that position since August 1995. He is also Chairman of Oolie Enterprises, an investment company, and has held that position since July 1985. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He has also been a director of CFC Associates, a venture capital partnership, since January 1984.

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that, during the period from January 1, 1996, to December 31, 1996, all filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with.

Information Concerning the Board

   The Board of Directors of the Company held twelve meetings (not including three actions by unanimous written consent) during the fiscal year ended December 31, 1996. Other than Mr. McCloy, no incumbent director during such time was in attendance at fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served.

   The Company has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee was appointed by the Board of Directors on July 17, 1996, and is composed of Messrs. Haft and Parrella. The Executive Committee has the authority and responsibility of acting in the place and stead and on behalf of a Chief Executive Officer of the Company and of exercising all the powers of that office. During the fiscal year ended December 31, 1996, the members of the Executive Committee conferred with each other not less frequently than once each week.

   The Company had an Option Committee until August 26, 1996, at which time its authority and responsibilities were assumed by the Board of Directors until April 10, 1997, when they were assumed by the Compensation Committee appointed by the Board of Directors on that date. During the period between August 26, 1996, and April 10, 1997, the authority and responsibilities of the Compensation Committee were assumed by the Board of Directors. The Compensation Committee, which reviews and determines the compensation of the Company's senior management and now performs the duties of the former Option Committee hereinafter described, is composed of Messrs. Haft, McCloy, and Oolie. The Option Committee reviewed and took action with respect to matters relating to the grant or issuance of warrants or options to acquire shares of the Company's common stock and other securities of the Company or rights to acquire other derivative securities of the Company and in this regard to establish and provide for the administration of plans under which any of the same may be granted or issued. The Option Committee was composed of Messrs. McCloy and Oolie, each of whom was a "disinterested person" as defined under Rule 16b-3 promulgated under the Exchange Act. During the fiscal year ended December 31, 1996, the Compensation Committee held 1 meeting, and the Option Committee took all of its action by unanimous written consent on three occasions.

   The  Audit   Committee,   which  reviews  the  activities  of  the  Company's
independent auditors and which is composed of Messrs. McCloy and Oolie held one meeting during the fiscal year ended December 31, 1996.

   The Company does not have a nominating committee. The functions of recommending potential nominees for Board positions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions which are made in writing to the Company's Chairman of the Board of Directors.

Directors' Fees, Restricted Stock and Stock Options

   None of the Company's directors received any fees for his services as a director during 1996, except that under the Noise Cancellation Technologies, Inc. Stock Incentive Plan (the "Incentive Plan"), each non-employee director of the Company is granted 5,000 restricted shares of the Company's common stock each year for service as a director of the Company. Such restricted shares are granted to each non-employee director upon his or her initial election to the Board and upon each subsequent election. All of such restricted shares are made subject to a restriction period of three (3) years from the date of grant during which such shares may not be transferred or encumbered. On July 17, 1996, 5,000 restricted shares were granted to each of Messrs. Keith, and Oolie, pursuant to the Incentive Plan. In addition, all new non-employee directors will be granted stock options for 75,000 shares of the Company's common stock as an inducement to become members of the Board of Directors. Such grants will be made upon a new director's initial election to the Board of Directors at an exercise price equal to the market value of the Company's common stock on the date of grant. Such options will vest as to 25,000 shares on the date of initial election to the Board of Directors and 25,000 shares on each of the first and second anniversaries of such election.

                    AMENDMENT OF CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED CAPITALIZATION

   The Board of Directors has approved and declared advisable an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock, par value $.01 per share, which the Company shall be authorized to issue, from 140,000,000 to 185,000,000. As of the record date, the Company had outstanding 119,028,933 shares of common stock and had reserved an additional 19,615,220 shares of common stock for issuance upon the conversion of convertible debentures and the exercise of options and warrants. The Board believes such action to be in the best interest of the Company so as to make additional shares of common stock available for obligations undertaken by the Company in connection with the "Verity Transaction" described below, acquisitions, public or private financings, stock splits and dividends, present and future employee benefit programs and other corporate purposes. Except as noted in the next sentence, the Company does not have any plans, arrangements or understandings for the issuance of any of such additional shares. For the reasons set forth in the immediately succeeding paragraphs describing the "Verity Transaction" and the sale by the Company of certain convertible debentures, the Company plans to reserve: (i) 3,850,000 shares of such additional shares for issuance upon the exercise of the option granted to Verity Group PLC in the Verity Transaction; and (ii) 2,596,132 shares of such additional shares for issuance upon the exercise of options granted or to be granted and future grants of restricted stock awards under the Incentive Plan.

   In March and April 1997, the Company, Verity Group PLC, a leading audio-speaker manufacturer headquartered in London, ("Verity") and New Transducers Limited, a wholly owned subsidiary of Verity ("NTL") entered into a technology cross licensing agreement and certain other related agreements (the "Verity Transaction"). Under terms of the agreements included in the Verity Transaction, the Company has licensed patents and patents pending which relate to Flat Panel Transducer(TM) technology to NTL, and NTL has licensed patents and patents pending which relate to parallel technology to the Company. In consideration of the license granted to Verity and NTL, the Company received 3,350,000 ordinary shares of Verity as well as royalties on future licensing and product revenue. At the time the agreements were signed, the price of an ordinary share of Verity as traded on the London Stock Exchange was approximately $0.90. The Company and Verity also executed agreements granting each an option for a four year period commencing on March 28, 1998, to acquire a specified amount of the common stock of the other subject to certain conditions and restrictions. With respect to the Company's option to Verity (the "Verity Option"), 3,850,000 shares of common stock (approximately 3.4% of the then issued and outstanding common stock) of the Company are covered by such option. 5,000,000 ordinary shares (approximately 2.0% of the then issued and outstanding ordinary shares) of Verity are covered by the option granted by Verity to the Company. The exercise price under each option is the fair value of a share of the applicable stock on the date negotiations concerning the applicable agreements were concluded which, with respect to the Company's common stock, was $0.30 per share. If the Company does not obtain stockholder approval of an amendment to its Certificate of Incorporation increasing its authorized common stock by an amount sufficient to provide shares of the Company's common stock for issuance upon the full exercise of the option granted to Verity by September 30, 1997, both options expire.

   If the stockholders approve the amendment to the Company's Certificate of Incorporation (the "Amendment") increasing the authorized common stock from 140,000,000 shares of such stock to 185,000,000 shares, upon the requisite filing of the Amendment with the Secretary of State of the State of Delaware (the "Filing"), the Company will reserve up to 3,850,000 of such newly authorized shares for issuance upon the exercise of the Verity Option.

   During the first quarter of 1997, in order to obtain additional working capital, the Company sold $3,175,000 aggregate principal amount of 8% non-voting subordinated convertible debentures ("Debentures") to five offshore investors pursuant to Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). One such investor has subscribed to purchase an additional $500,000 aggregate principal value of Debentures once it has converted one-half of the Debentures which it had purchased initially. In order to make sufficient shares of common stock available for issuance upon the conversion of the Debentures by such investors, the Company un-reserved 2,596,132 shares of its common stock previously reserved for issuance under the Incentive Plan and reserved such shares for issuance upon conversion of the Debentures. If the stockholders approve the Amendment as described above, then upon the Filing, the Company will reserve 2,596,132 of the newly authorized shares covered by the Amendment for issuance under the Incentive Plan.

   The additional shares of common stock to be authorized pursuant to the Amendment may be issued from time to time as the Board of Directors may determine without further action of the stockholders of the Company.

   Stockholders of the Company do not currently possess, nor upon the adoption of the Amendment will they acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of the Company.

   The affirmative vote of the holders of a majority of all the outstanding shares of Common Stock of the Company is required for approval of this proposal. The Board of Directors recommends a vote FOR such proposal.

                              EXTENSION OF WARRANTS

   On January 22, 1997, the Board of Directors extended for two years the expiration dates of warrants to purchase 2,734,423 shares of the Company's common stock at the price of $0.75 per share held by seventeen persons. Such extension with respect to the warrants owned by the five directors and officers of the Company was made subject to the approval of the Company's stockholders. The closing price of the Company's common stock as traded on The Nasdaq Stock Market National Market System was $0.50 per share. The original expiration date of these warrants was December 31, 1997, and the new expiration date is December 31, 1999. If, prior to December 31, 1999, all of these warrants are exercised, the Company would receive $2,050,817 in consideration for the issuance of 2,734,423 shares of common stock. Five of the persons who own these warrants are directors or officers of the Company and the others are current non-officer employees or former directors, officers or non-officer employees of the Company. The following table sets forth the names of the present directors and officers of the Company who own the subject warrants and the number of shares of common stock of the Company issuable to them upon exercise:

                                                  Shares Issuable
                      Name                         Upon Exercise

                  Jay M. Haft                          218,500
                  Michael J. Parrella                  862,500
                  John J. McCloy II                    862,500
                  Irene Lebovics                       201,250
                  Cy E. Hammond                         25,000

   The rules of The Nasdaq Stock Market require the approval of the Company's stockholders with respect to the grant of warrants by the Company to its directors and officers. The extension of a warrant may be considered a new grant for certain purposes and accordingly the approval of the Company's stockholders is being sought for the two-year extension of the warrants held by the directors and officers of the Company described above. If such approval of the Company's stockholders is not obtained, the expiration date of the foregoing warrants owned by the listed directors and officers of the Company will revert to December 31, 1997, the original expiration date.

   The Board of Directors recommends a vote FOR approval of the extension of the warrants held by the directors and officers of the Company as described above.


                              INDEPENDENT AUDITORS

Independent Accountants for 1997

   The Board of Directors, upon the recommendation of its Audit Committee, has selected Richard A. Eisner & Company, LLP to audit the accounts of the Company for the fiscal year ending December 31, 1997. Such firm has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company. The Company's Audit Committee is composed of Messrs. McCloy and Oolie and has responsibility for recommending the selection of auditors.

   Richard A. Eisner & Company, LLP was appointed by the Board of Directors to audit the accounts of the Company for the fiscal year ended December 31, 1996.

   Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Annual Meeting of Stockholders. Such persons will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   The Board of Directors recommends a vote FOR the ratification of the appointment of Richard A. Eisner & Company, LLP as independent auditors.

                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

     As reported in the Compensation Committee Report for the fiscal year ended December 31, 1995, contained in the 1996 Proxy Statement, on July 6, 1995, Mr. Haft resigned as President and, with the approval of the Board of Directors retained, for an indefinite term, the titles and responsibilities of Chief Executive Officer and Co-Chairman of the Board of Directors. Also, at this time, Mr. Parrella was elected President of the Company. Effective August 16, 1995, and in recognition of the changes in their respective responsibilities, Mr. Haft's compensation was reduced by $4,000 per month to $72,000 annually and Mr. Parrella's salary was increased by approximately the same amount to $120,000 annually. The annual rates of salary for Messrs. Haft and Parrella remained unchanged for 1996 except as noted in the last sentence of this paragraph. At the conclusion of the Annual Meeting of the Stockholders on July 17, 1996, Mr. Haft resigned as Chief Executive Officer of the Company and was appointed Chairman of the Board of Directors. The Board of Directors designated an Executive Committee comprised of Messrs. Haft and Parrella with Mr. Haft acting as the Chairman of the Committee. The Board of Directors granted the Executive Committee the power and authority to act in the place of the Chief Executive Officer. Effective September 1, 1996, Mr. Haft's compensation was further reduced to $48,000 annually in recognition of this change in his duties.

   As noted above, Mr. Parrella's salary for 1996 was continued at the rate of $120,000 per year. As also reported in last year's Compensation Committee Report, on May 8, 1995, the Compensation Committee, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the ongoing restructuring program, awarded Mr. Parrella a cash bonus of 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Any such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships. Effective January 1, 1996, the above noted percentage bonus arrangement was extended until modified or terminated by the Board of Directors. Mr. Parrella was paid a bonus of $106,885 under this percentage bonus arrangement during 1996. On July 11, 1995, in order to enable the Company to obtain 1,100,000 authorized but unissued shares of common stock to sell to an investor in a private placement to raise additional working capital, Mr. Parrella forfeited options to purchase 500,000 shares of the Company's common stock. In recognition of the ongoing efforts of Mr. Parrella on behalf of the Company and the fact that his cash compensation had been significantly reduced the prior year, the Company agreed that if the private placement was successfully concluded and Mr. Parrella agreed to work for the Company through 1996 (without any obligation on the part of the Company to employ him for any given period), Mr. Parrella would be granted options to purchase 500,000 shares of the Company's common stock under the Incentive Plan. Of this amount, options to purchase 250,000 shares of common stock would become vested and exercisable immediately.. The options to purchase the remaining 250,000 shares would become vested and exercisable either on December 31, 1996 if Mr. Parrella was employed by the Company on that date, or on such earlier date when the price of the Company's common stock as traded on the NASDAQ Stock Market had maintained a price of $1.25 per share or above for the previous 45 days. On December 12, 1995 the Option Committee granted Mr. Parrella options to purchase 500,000 shares of the Company's common stock subject to the foregoing terms and conditions. The exercise price of such options is $0.6563 per share, the fair market value of the Company's common stock on the date of grant. In addition, Mr. Parrella received a $15,348 annual 1996 automobile allowance.

   The base salary of Mr. Fogarty, a Senior Vice President and the Chief Financial Officer of the Company, was established at $105,833 for 1996 which was substantially the same as his salary for 1995. The 1996 base salaries of Ms. Lebovics and Mr. Zeitlin, both also Senior Vice Presidents, were established at $105,000 and $110,000, respectively. Mr. Zeitlin's salary, while continued at the rate applicable for 1995 was higher than the salaries for other Senior Vice Presidents due to the results of the negotiations relating to his joining the Company in 1995.

   Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the Named Executive Officers (as defined below), the Compensation Committee did not deem it relevant, useful or even feasible to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's turn-around by these officers, the extent to which they had received previous reductions in their overall level of compensation in November of 1994 in connection with the Company's restructuring, the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies, and the Company's ability to provide them with adequate levels of remuneration either in cash or in securities. Accordingly it is the opinion of the Committee that the above described rates of compensation are reasonable in light of these factors and the financial condition of the Company.

                                    THE COMPENSATION COMMITTEE

                                    By:   Jay M. Haft, Chairman
                                          John J. McCloy II
                                          Sam Oolie

Compensation

   Set forth below is certain information for the three fiscal years ended December 31, 1996, 1995 and 1994 relating to compensation received by the Company's Chief Executive Officer and all executive officers of the Company other than the Chief Executive Officer (collectively the "Named Executive Officers") whose total annual salary and bonus for the fiscal year ended December 31, 1996, exceeded $100,000 for services rendered in all capacities.


                           SUMMARY COMPENSATION TABLE

                                                                   Other           Restricted   Options
                                                                   Annual          Stock        Warrants           All Other
    Name and Position            Year   Salary($)     Bonus($)     Compensation    Awards       SARS(#)            Compensation
    -----------------            ----   --------      --------     ------------    ----------   --------           ------------
Jay M. Haft                      1996   $ 64,000 (1)  $      -     $       -       $       -      200,000          $     -
Chairman (1)                     1995    110,000             -             -               -      937,000 (2)(8)         -
                                 1994     30,000             -             -           8,750 (3)  165,000                -

Michael J. Parrella              1996    120,000       106,885        15,348               -      475,000            5,218 (5)
President (1)                    1995     90,833        47,168         6,395               -    1,622,000 (4)(8)         -
                                 1994    195,000             -         9,458               -       75,000            3,858 (5)

Stephen J. Fogarty               1996    105,833             -             -               -            -                -
Senior Vice President;           1995    104,434        10,083             -               -      391,400 (6)(8)         -
Chief Financial Officer          1994    110,000             -             -               -            -                -

Irene Lebovics                   1996    105,000             -             -               -            -                -
Senior Vice President;           1995     88,000             -             -               -      533,850 (7)(8)         -
President, NCT Hearing Products  1994    107,250             -             -               -            -                -

Jeffrey Zeitlin                  1996    110,000             -             -               -      275,000                -
Senior Vice President,           1995          -             -             -               -            -                -
Operations                       1994          -             -             -               -            -                -
----------------


(1) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17, 1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. Mr. Haft also served as President from November 15, 1994, to July 6, 1995, when Mr. Parrella, who had served as Executive Vice President from November 15, 1994, to July 6, 1995, was elected President. Mr. Parrella also had served as President until November 15, 1994.

(2) Excludes options and warrants to purchase 585,000 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote
     (8) below, and other activity for a net new grant of 402,000 options and warrants all of which were exercisable at December 31, 1996.

(3) Consists of 5,000 restricted shares of the Company's common stock granted to Mr. Haft on May 11, 1994 pursuant to the Company's Stock Incentive Plan (the "Incentive Plan") valued at $1.75 per share, the market price of the common stock on that date. As of December 31, 1996, Mr. Haft held 10,000 restricted shares of common stock which were worth $4,060 based on the market price of the common stock on that date.

(4) Excludes options and warrants to purchase 1,385,000 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote
     (8) below, and other activity for a net new grant of 237,000 options and warrants all of which were exercisable at December 31, 1996.

(5) Consists of the annual premiums for a $2 million personal life insurance policy paid by the Company on behalf of Mr. Parrella.

(6) Excludes options to purchase 316,400 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote (8) below, and other activity for a net new grant of 75,000 all of which are exercisable at December 31, 1996.

(7) Excludes options and warrants to purchase 507,600 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote
     (8) below, and other activity for a net new grant of 26,250 all of which are exercisable at December 31, 1996.

(8) On November 8, 1995, the Company received an offer from a Canadian institutional investor to purchase 4,800,000 shares of the Company's common stock at a price of $0.75 per share, the fair market value of such shares on that date. At that time virtually all of the Company's authorized capital of 100,000,000 shares of common stock was issued and outstanding or reserved for issuance upon the exercise of outstanding warrants and options to purchase common stock of the Company. Therefore, in order to make sufficient shares available to effect the sale of 4,800,000 shares of common stock to such investor, the Company adopted a program (the "Exchange Program"), to be partially implemented through the Incentive Plan and the Company's Option Plan for Certain Directors (the "Directors Plan") and partially outside such plans, under which all directors, officers, certain active consultants (all of whom were former directors or officers of the Company) and all current employees were given the right to exchange presently owned warrants and options that had shares of common stock reserved for issuance upon their exercise (respectively, "Old Warrants" and "Old Options") for new warrants and options which initially, and until the requisite corporate action was taken to increase the authorized capital of the Company and reserve the required number of shares of common stock for issuance upon their exercise, would not have any shares of common stock reserved for issuance upon their exercise (respectively, "New Warrants" and "New Options"). The exercise price of the New Warrants and New Options was established at $0.75 per share, the fair market value of the Company's common stock on November 8, 1995, the date the Exchange Program was adopted, and exchanges were to be effected starting with the Old Warrants and Old Options having the highest exercise prices and proceeding in descending order of exercise prices until sufficient shares of common stock became available for the Company to implement the sale of common stock to the Canadian investor. If possible, no exchanges were to be made which would involve Old Warrants or Old Options having an exercise price below $0.75 per share, and, in fact, no such exchanges were required. The exercise prices of the Old Warrants and Old Options exchanged for New Warrants and New Options ranged from a high of $5.09 per share to $0.75 per share.

     The consideration to the participants in the Exchange Program for exchanging Old Warrants and Old Options that had shares of common stock of the Company reserved for issuance upon their exercise at exercise prices above $0.75 per share for New Warrants and New Options initially having no shares reserved for issuance upon their exercise was the reduction in the exercise price. With respect to Old Warrants and Old Options having an exercise price of $0.75 per share that were exchanged for New Warrants and New Options that did not have shares reserved for issuance upon their exercise, such consideration was provided by a provision in the Exchange Program that granted the holders of such Old Warrants and Old Options New Warrants and New Options having the right to purchase 115% of the shares available for purchase upon the exercise of the Old Warrants and Old Options exchanged.

     The New Warrants and New Options became Fully vested upon the surrender and forfeiture of Old Warrants and Old Options to purchase a corresponding number of shares (as adjusted in accordance with the foregoing formula in the case of those having a $0.75 per share exercise price). However, the New Warrants and New Options would not become exercisable until: (i) approval by the Company's stockholders of an amendment to the Certificate of Incorporation increasing the authorized capital by an amount of additional shares of common stock at least sufficient to provide the number of shares needed to be reserved to permit the exercise of all New Warrants and New Options, and (ii) the completion of such further corporate action including amendments to the Incentive Plan and the Directors Plan that may be necessary or appropriate in connection with the implementation of the Exchange Program. Such stockholder approval and further corporate action were obtained and completed on July 17, 1996, and August 14, 1996, respectively. The expiration dates of the New Warrants and New Options are the same as the expiration dates of the Old Warrants and Old Options exchanged except that if such expiration date occurred prior to the date on which the New Warrants or New Options become exercisable, the expiration date for such New Warrants or New Options would be ninety (90) days following the date on which such New Warrants and New Options become exercisable. In all other respects, the terms and conditions of the New Warrants and New Options are the same as the terms and conditions of the Old Warrants and Old Options exchanged.

     Under  the  Exchange  Program,  4,800,249   shares of  the Company's common
     stock were made available for issuance to the Canadian institutional investor and it was necessary in order to make the New Warrants and New Options fully exercisable for the Company to take the appropriate corporate action to reserve 5,055,499 shares of the Company's common stock for issuance upon their exercise which action was completed following the above described increase in the Company's authorized capital.

Stock Options and Warrants

     The following tables summarize the Named Executive Officers' stock option and warrant activity during 1996.


                     Options and Warrants Granted in 1996



                                    Percent                                       Potential Realized Value
                                    of Total                                      at Assumed Annual
                                    Options and                                   Rates of Stock Price
                       Shares       Warrants                                      Appreciation for
                       Underlying   Granted to     Exercise                       Option and Warrant Term (4)
                       Options      Employees      Price             Expiration   ---------------------------
    Name               Granted      in 1996        Per Share         Date              5%             10%
    ----               -------      -----------    ---------         ----------   -----------    ------------

Jay M. Haft(1)         200,000        11.7%        $0.6563           1/22/03      $    53,436    $    124,529
Michael J.Parrella(2)  475,000        27.8%         0.6563           1/22/03          126,911         295,755
Jeffrey Zeitlin(3)     275,000        16.1%         0.6563           1/23/03           73,475         171,227
--------------

(1) Options to purchase 200,000 shares granted to Mr. Haft were granted pursuant to the Incentive Plan and are fully vested.

(2) Options to purchase 475,000 shares granted to Mr. Parrella were granted pursuant to the Incentive Plan and are fully vested.

(3) Options to purchase 275,000 shares granted to Mr. Zeitlin were granted pursuant to the Incentive Plan and are fully vested.

(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation if any, of the stock price.

                1996 Aggregated Options and Warrant Exercises and
                   December 31, 1996 Option and Warrant Values


                                                     Number of Shares
                                                        Underlying                 Value of Unexercised
                                                    Unexercised Options            In-the-Money Options
                     Number of                        and Warrants at                and Warrants at
                     Shares                           December 31,1996               December 31, 1996
                     Acquired      Value         ---------------------------    ---------------------------
    Name             on Exercise   Realized      Exercisable   Unexercisable    Exercisable   Unexercisable
    ----             -----------   --------      -----------   -------------    -----------   -------------
Jay M. Haft                -       $    -        1,207,000             -        $      -       $      -
Michael J. Parrella        -            -        2,736,456             -           2,697              -
Stephen J. Fogarty         -            -          233,200             -               -              -
Irene Lebovics             -            -          492,550             -               -              -
Jeffrey Zeitlin            -            -          275,000             -               -              -



Compensation Arrangements with Certain Officers and Directors

   On February 1, 1996, the Compensation Committee awarded Mr. Parrella an incentive bonus equal to 1% of the cash received by the Company upon the execution of the agreement or other documentation evidencing transactions with unaffiliated parties (other than certain parties involved in transactions then in negotiation) or otherwise received at the closing of said transactions which occur subsequent to January 1, 1996.

   On July  11,  1995,  in order to  enable  the  Company  to  obtain  1,100,000 authorized but unissued shares of common stock to sell to an investor in a private placement to raise additional working capital, Mr. Parrella forfeited options to purchase 500,000 shares of the Company's common stock. Three other directors, Messrs. Haft, McCloy and Oolie, also forfeited options to purchase respectively 50,000; 500,000 and 50,000 shares of the Company's common stock for the same reason. In recognition of the on-going efforts of Mr. Parrella on behalf of the Company and the fact that his cash compensation had been significantly reduced the prior year, the Company agreed that if the private placement was successfully concluded and Mr. Parrella agreed to work for the Company through 1996 (without any obligation on the part of the Company to employ him for any given period), Mr. Parrella would be granted options to purchase 500,000 shares of common stock under the Incentive Plan. Of this amount, 250,000 options would become vested and exercisable immediately. The other 250,000 options would become vested and exercisable either on December 31, 1996 provided Mr. Parrella was employed by the Company on that date or on such earlier date if the price of the Company's common stock as traded on the NASDAQ Stock Market had maintained a price of $1.25 per share or above for the previous 45 days. On December 12, 1995 the Option Committee granted Mr. Parrella options to purchase 500,000 shares of common stock subject to the foregoing terms and conditions. The exercise price of such options is $0.6563 per share, the fair market value of the Company's common stock on the date of grant.


                COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   In October 1990, the Company's Board of Directors authorized the issuance of warrants to acquire 420,000 shares of common stock to each of Messrs. McCloy, Parrella and Oolie and Ms. Lebovics, exercisable through September 30, 1994, at $.375 per share, being the market price of the Company's common stock on the date of such authorization, based upon each such person's commitment to extend his or her personal guarantee on a joint and several basis with the others in support of the Company's attempt to secure bank or other institutional financing, the amount of which to be covered by the guarantee would not exceed $350,000. No firm commitment for any such financing has been secured by the Company and at present no such financing is being sought. However, each of such persons' commitment to furnish said guarantee continues in full force and effect.

   In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman, and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1996, the Company was not required to make any such payments to ERI under these agreements.

   In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1994, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and
 .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

   Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

   Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1996, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

   The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1996, the Company made no payments to QSI for project management services.

   In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances include NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs incurred by QSI in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due and QSI loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

   Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

   In April 1995, the Company and QSI entered into another letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each and the payment of the indebtedness to be paid under the letter agreement described in the preceding paragraph was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, non payment of which is to constitute an event of termination under the Master Agreement.

   On May 21, 1996, the Company and QSI entered into another letter agreement extending the time by which the payments from QSI to the Company under the April 1995 letter agreement described above were to be made. Under the letter the payment of certain arrearages in the payment of the exclusivity fee was to be made not later than June 15, 1996, with the balance continuing to be payable by monthly payments of $8,333 and as provided in the May 1995 letter agreement. In addition the payment of the other indebtedness owed by QSI to the Company was to be paid by a payment of $25,000 at the time QSI obtained certain anticipated financing with the balance paid by monthly payments of $15,000 each. Default in QSI's timely payment of any of the amounts specified in the May 21, 1996 letter agreement was to cause the immediate termination of the Master Agreement and all rights granted to QSI thereunder.

   On April 9, 1997, the Company and QSI entered into another letter agreement revising the payment schedule set forth in the May 21, 1996 letter agreement applicable to the payment of the indebtedness owed to the Company by QSI other than the unpaid portion of the exclusivity fee. Under the revised schedule, the full amount of such indebtedness is to be paid by an initial payment of $125,000 on or before April 21, 1997, and a second payment of $200,000 upon the closing of a proposed financing in June 1997 or on January 1, 1998, whichever first occurs. The Company is also entitled to receive 15% of any other financing obtained by QSI in the interim as well as interest at the rate of 10% per annum on the unpaid amount of such indebtedness from July 1, 1997. The letter agreement also provides for the continuation of QSI's payment of the exclusivity fee in accordance with the earlier letter agreements as well as the payment of $11,108 by April 21, 1997, for headset products sold by the Company to QSI in 1996. In the event of a default in QSI's timely payment of any of the amounts specified in the April 9, 1997 letter agreement, the Company has the right to cause the termination of the Master Agreement and all rights granted by QSI thereunder upon 10 days notice of termination to QSI.

   As of April 30, 1997, QSI has paid all installments due and payable for the exclusivity fee and, other than as described above, owes no other amounts to the Company.

   The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

PERFORMANCE GRAPH

Note:The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                      Noise Cancellation Technologies, Inc.
                              Stock Performance (1)

                                [GRAPHIC OMITTED]





                     12/31/91    12/31/92    12/31/93    12/31/94    12/31/95    12/31/96
                     --------    --------    --------    --------    --------    --------

NCT                    $100        $76         $59         $15         $13         $8

NASDAQ Composite        100        116         134         131         185         227
Index

NASDAQ Electronic       100        156         215         237         393         679
Component Stock
Index (2)



(1) Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1991.

(2) The Company has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means and other applications of Active Wave Management(TM) technology, it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.

                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

   The following table sets forth, as of March 31, 1997, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is the holder of 5% or more of the common stock of the Company, each Director, and each Named Executive Officer, and all executive officers and Directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.


                                Amount and Nature     Approximate
                                  of Beneficial      Percentage of
Name of Beneficial Owner          Ownership (1)        Class (1)
------------------------        -----------------    -------------
John J. Mccloy                    3,651,591 ( 2)        3.18%
Michael J. Parrella               2,749,789 ( 3)        2.38%
Jay M. Haft                       1,251,891 ( 4)        1.10%
Sam Oolie                           925,194 ( 5)        0.82%
Irene Lebovics                    1,288,067 ( 6)        1.14%
Stephen J. Fogarty                  233,200 ( 7)        0.21%
Jeffrey C. Zeitlin                  275,000 ( 8)        0.24%
All Executive Officers
and Directors as a
Group (10 persons)               11,213,867 ( 9)        9.28%
Carole Salkind                    5,285,000 (10)        4.63%
Her Majesty The Queen,
Province of Alberta,
Canada                           11,250,000 (11)        9.43%
Kingdon Capital
Management Corporation           13,660,930 (12)       12.11%
----------

(1) Assumes the exercise of currently exercisable outstanding options or warrants to purchase shares of common stock. The percent of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants shown for that person, but that no other holder of options or warrants has exercised such options or warrants.

(2)  Includes   1,085,325   shares  issuable  upon  the  exercise  of  currently
     exercisable warrants and 850,000 shares issuable upon the exercise of currently exercisable options.

(3)  Includes   1,311,956   shares  issuable  upon  the  exercise  of  currently
     exercisable warrants and 1,424,500 shares issuable upon the exercise of currently exercisable options.

(4) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 restricted shares and 988,500 shares issuable upon the exercise of currently exercisable options.

(5) Includes 25,000 restricted shares and 48,913 shares issuable upon the exercise of currently exercisable warrants and 250,000 shares issuable upon the exercise of currently exercisable options.

(6) Includes 291,300 shares issuable upon the exercise of currently exercisable options and 201,250 shares issuable upon the exercise of currently exercisable warrants.

(7) Consists of 233,200 shares issuable upon the exercise of currently exercisable options.

(8) Consists of 275,000 shares issuable upon the exercise of currently exercisable options.

(9) Includes 2,910,944 shares issuable to 3 executive officers and Directors of the Company upon the exercise of currently exercisable warrants, 5,096,635 shares issuable to 6 executive officers and Directors of the Company upon the exercise of currently exercisable options and 35,000 restricted shares issued to 2 Directors of the Company.

(10) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094.

(11) Her Majesty The Queen, Province of Alberta, Canada's address is Room 530, Terrace Building, 9515 107th Street, Edmondton, Alberta T5K 2C3, Canada.

(12) Kingdon Capital Management Corporation's address is 152 West 57th Street, New York, New York 10019.

                              STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company by December 31, 1997, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


Linthicum, Maryland
May 14, 1997

                      NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 West Nursery Road, Suite 120
                            Linthicum, Maryland 21090

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jay M. Haft, Michael J. Parrella and Jeffrey C. Zeitlin, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of Noise Cancellation Technologies, Inc. held of record by the undersigned on April 21, 1997, at the Annual Meeting of Stockholders to be held on June 19, 1997, or any adjournment thereof.

1. ELECTION OF DIRECTORS
FOR all nominees listed below
(except as marked to the contrary) / /

WITHHOLD AUTHORITY to vote for all nominees listed below / /
         Jay M. Haft, Michael J. Parrella, John J. McCloy II, Sam Oolie
           (To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
--------------------------------------------------------------------------------

2. To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized thereunder from 140,000,000 shares to 185,000,000 shares.
                         FOR / / AGAINST / / ABSTAIN / /

3. To approve the extension of certain warrants owned by certain officers and directors of the Company.
                         FOR / / AGAINST / / ABSTAIN / /

4. To ratify the selection of Richard A. Eisner & Company, LLP as independent auditors for the fiscal year ending December 31, 1997.
                         FOR / / AGAINST / / ABSTAIN / /

5. At their discretion, the Proxies are authorized to vote upon such other matter as may properly come before the meeting.

                           (continued on reverse side)

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

                           Dated: _______________________________________, 1997


                                  ---------------------------------------
                                                  Signature
                                  ---------------------------------------
                                         Signature if held jointly

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                   CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                              [GRAPHIC OMITTED]

                    NOISE CANCELLATION TECHNOLOGIES, INC.
            ----------------------------------------------------

                                              1996 ANNUAL REPORT

------------------------------------------------------------------------------
                              Corporate Profile
------------------------------------------------------------------------------

Noise Cancellation Technologies, Inc. is the industry leader in the design, development, production and distribution of Active Wave ManagementTM systems, including systems that electronically reduce noise and vibration. Active Wave ManagementTM is the electronic and mechanical manipulation of sound or signal waves to reduce noise, improve signal-to-noise ratio and/or enhance sound quality.

The company has executive offices in Linthicum, Maryland, research and product development facilities in Linthicum, Maryland and Cambridge, England; and marketing and technical support offices in Stamford, Connecticut, Cambridge, England and Tokyo, Japan.

The company has a number of strategic supply, manufacturing and marketing alliances with world-class corporations to facilitate commercialization of the technology.

The   applications   for  the   company's   systems  cover  a  wide  range  of
multi-billion dollar markets, including those served by the transportation, manufacturing, commercial, consumer products and communications industries. Major product areas include hearing products, fans, communications, microphones and mufflers.

Contents
-----------------------------------------------------------------------
Financial Highlights                                              1
-----------------------------------------------------------------------
Letter To Our Shareholders                                        2
-----------------------------------------------------------------------
Management's Discussion and Analysis                              5
-----------------------------------------------------------------------
Five Year Summary Financial Data                                  14
-----------------------------------------------------------------------
Report of Independent Auditors                                    15
-----------------------------------------------------------------------
The Financial Statements                                          16
-----------------------------------------------------------------------
Notes to the Financial Statements                                 20
-----------------------------------------------------------------------
Corporate Information                                             40
-----------------------------------------------------------------------
Investor Information                                              41
-----------------------------------------------------------------------

[GRAPHIC OMITTED]
Financial Highlights

Years Ended December 31                            1996                1995
----------------------------------------------------------------------------
                 (Thousands of dollars, except per share and employee data)

Technology licensing fees                        $1,238              $6,580

Product sales, net                                1,379               1,589

Engineering and development services                547               2,297

Total Revenues                                    3,164              10,466

Company Funded R & D                              6,974               4,776

Net Loss                                       (10,825)             (4,068)

Net Loss Per Share                                (.11)               (.05)

Total Assets                                      5,881               9,583

Working Capital                                 (1,312)               1,734

Stockholders' Equity                              2,610               6,884

Employees                                            75                  73

Dear Fellow Shareholders:

     As predicted, 1996 was a year of important investment by NCT in the expansion of its capabilities and technical expertise beyond its traditional focus on industrial active noise and vibration control into markets management believes represent more significant and near-term business potential such as audio and communications. This challenging transition has yielded several breakthrough proprietary technologies and new licensing partnerships and has initiated the launch of several new product lines. We are proud to share with you the meaningful progress we have made in a relatively short period of time.


FPT(TM) opens doors to major alliances in automotive and consumer audio markets

      NCT's patented Flat Panel TransducerTM (FPTTM) is a revolutionary alternative to conventional speaker technology. These thin sound-conductive panels can be used to provide superior audio quality while supplying additional advantages in size, reliability, packaging, placement and cost.

     The FPT technology is being commercialized through two separate alliances as well as by NCT directly. Top Down Surround SoundTM (TDSSTM), is a headliner-integrated flat speaker system designed for the automotive original equipment market. The unique design of TDSS gives automobile makers design flexibility, cost savings and audio performance that they did not have before--creating a whole new paradigm for automotive interior design.

     TDSS(TM) is being commercialized by Johnson Controls, Inc., a partner in the OnActive Technologies, LLC joint venture. Johnson Controls is the world's largest supplier of automotive seating and headliners. In 1995, Johnson Controls' worldwide operations produced seats for more than 8.4 million vehicles and its Automotive Systems Group achieved $3.8 billion in sales for the 1995 fiscal year.

      In addition to the  original  equipment  market,  NCT intends to enter the
automotive   aftermarket   through  the   formation  of   additional   licensing
relationships and the distribution of NCT developed products.

      Home audio, professional audio and multimedia markets are being commercialized through a royalty-generating cross-licensing arrangement with U.K.-based speaker manufacturer New Transducers Limited (NXT), a wholly owned subsidiary of the Verity Group, PLC. Verity is the pre-eminent loudspeaker manufacturer in Europe with 1996 sales of $76 million. The Verity Group's leading loudspeaker brands include Quad, Mission and Wharfedale. NXT has recently signed agreements with two leaders in consumer electronics, NEC and Samsung, who will develop products utilizing flat panel transducer technology. NCT expects to receive royalties from NXT from these contracts in late 1997. Additionally, NCT is planning to package and distribute its own line of speaker products incorporating FPT technology in 1998.


ClearSpeech(TM) improves communications with expanding product line

     The global market for telecommunications services and equipment is expected to exceed $1 trillion by the year 2000. NCT's ClearSpeech(TM) product line, based on its patented Adaptive Speech FilterTM (ASFTM) algorithm, has significant application within this market. In a wide variety of noisy situations, whether the result of poor equipment, transmission signal interference, ambient noise or even old lines in a local loop, ClearSpeech products will reduce noise, improve the signal-to-noise ratio and deliver more intelligible speech and increased listening comfort. Applications for this technology include portable cellular phones, car phones, air phones, public telephones, teleconferencing systems, line cards, switches and PBX's.

     The first product in the ClearSpeech line, ClearSpeech-Mic(TM), was introduced at the 1997 Winter Consumer Electronics Show. This product cleans the background noise from the send side of hands-free cellular phone conversations. Shortly, the product line will be extended to include ClearSpeech-Speaker(TM) , a stand-alone speaker that can be used to remove background noise from the receive side of any two-way radio communication. Target markets include car and truck fleets, emergency vehicles, marine and ham radio and consumer markets such as pleasure craft.

     Additional ClearSpeech products are planned for 1997 introduction. Also, private label and integrated products incorporating this technology will be distributed by various two-way radio manufacturers, intercom system manufacturers and other communication system providers.

     The ClearSpeech product line also includes software for integration by developers to attenuate noise in PC-based applications such as voice recognition, video conferencing, teleconferencing, voice compression, voice verification and Internet telephony. A free trial copy of ClearSpeech PC/COM software is available on the NCT web site, www.nct-active.com. The trial version enables software developers to test the program and gain an appreciation for the power of the technology.

Headset business goes Extreme!(TM) with a new line of NoiseBuster(TM) products

     A new version of the NoiseBuster(TM) active noise reduction headphone, called the NoiseBuster Extreme!(TM) was recently introduced. The original NoiseBuster was the first active headphone introduced to consumers and the best selling by far in the market. It has received many prestigious awards including the Discover Award for Technological Innovation and the Innovations '95 award from the Electronic Industries Association.

     The new NoiseBuster Extreme! product, an Innovations '96 award winner, offers many improvements over the original version including smaller size, longer battery life, NCT's patent pending VariActive(TM) feature, and a considerably lower list price of $69. Initial demand for the NoiseBuster Extreme!(TM) already significantly exceeds that of the original NoiseBuster. This product is a real winner.

     The NoiseBuster Extreme!(TM) line will be expanded to include communications headsets for cellular, multimedia and telephony markets in the second half of 1997, with products ranging in price from $89 to $129. For the first time telephony headset users will experience the superior intelligibility of received signal, reduced fatigue, improved comfort and productivity that is possible with active noise reduction technology.

     The ProActive(TM) line of industrial hearing protection and communications headsets was the first line of active products to be marketed to industrial workers. These products offer significant protection from noise as well as improved intelligibility of both face-to-face and radio communications. The communications versions of the ProActive product line has been expanded to include over the head or behind the head styles and various boom microphone options, and will soon offer one-earcup styles for those who must maintain constant face-to-face or radio contact.

     Marketplace awareness for ProActive(TM) products continues to grow and has been aided by a comprehensive advertising program and public relations efforts which have resulted in many cover articles in leading trade publications including Occupational Health and Safety, Safe Workplace and Radio Resource.


Search for tools reveals considerable new business

     NCT has historically sought out various tools and components required to enable the commercialization of active technology. It was through this search that NCT found the Silicon Micromachined Microphone(TM) (SMMTM), an advanced microphone chip that offers many advantages in cost, size, performance, heat and humidity tolerance, electro-magnetic interference, labor, component variability and functionality. NCT obtained a license for exclusive rights to commercialize this technology in 1993 and is in the process of setting up fabrication for the microphone.

     The SMM(TM) represents a significant opportunity for NCT. The total, worldwide market for microphones is estimated to be nearly one half billion units annually. However we believe that particular segments hold the most initial promise for the SMM(TM). These include hearing aids, automobile hands-free cellular microphones, multimedia computers, cellular phones and high-end electronic toys.



NCT core markets poised to yield long term benefits

      In 1995, we concluded the restructuring of our joint venture agreements with Walker for electronic mufflers and Ultra Electronics for aircraft cabin quieting. These agreements are now licensing arrangements that will begin to yield royalty revenue in 1998. Walker Electronic Silencing is planning to release an aftermarket electronic exhaust system for a major American sports car by late 1997. Ultra Electronics continues to sell cabin quieting systems and current customers include Saab and DeHavilland. Additionally, Quiet Power, our licensee of transformer quieting technology, has forged relationships to develop quiet transformers with Asea Brown Boveri and General Electric. Quiet Power is expected to start delivering product in 1997 and NCT will be earn royalties from each unit sold.


Prolific inventing continues to strengthen NCT's intellectual property assets

      NCT's patent portfolio is among the most comprehensive in the industry. The Company has been granted 22 new patents in the first four months of 1997 which cover a wide array of applications including active noise reduction, active vibration reduction, active mufflers, active headsets and multimedia audio. This demonstrates NCT's high level of expertise in technological innovation as well as our serious commitment to enhancing the value of this key corporate asset. As of May 1, 1997, NCT holds rights to 281 inventions.

Looking optimistically toward the future

      We believe that the expansion of our corporate focus to such growth markets as audio and communications is the proper strategy for successfully moving forward into the future. NCT technology leadership is evidenced by the caliber of the companies who have chosen to enter into joint ventures, licenses and other relationships with NCT and the initial consumer reaction to the new products released. We acknowledge the dedication and commitment of our employees who have made outstanding contributions in developing technology and products that will be sought by the new target markets. We are appreciative of the patience and loyalty displayed by our stockholders.
Our belief in NCT remains steadfast and optimistic.

On behalf of the Board of Directors,





/s/ JAY M. HAFT                /s/ MICHAEL J. PARRELLA
---------------------          -----------------------
Jay M. Haft                    Michael J. Parrella
Chairman of the Board          President

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General Business Environment

   The Company is in transition from a firm focused principally on research and development of new technology to a firm focused on the commercialization of its technology through technology licensing fees, royalties and product sales. Prior to 1995, the Company derived the majority of its revenues from engineering and development funding provided by established companies willing to assist the Company in the development of its active noise and vibration control technology, and from technology licensing fees paid by such companies. The Company's strategy generally has been to obtain technology licensing fees when initiating joint ventures and alliances with new strategic partners. Revenues from product sales were limited to sales of specialty products and prototypes. In 1996, the Company received approximately 17% of its operating revenues from engineering and development funding, compared with 22% in 1995. Since 1991, revenues from product sales have generally been increasing, although in 1996 product sales declined due to delays in production and reduced pricing of certain products. Management expects that technology licensing fees, royalties and product sales will become the principal source of the Company's revenue as the commercialization of its technology proceeds.

   As a result of the 1994 acquisition of certain Active Noise and Vibration Technologies, Inc. ("ANVT") assets, the Company became the exclusive licensee of ten seminal patents, the Chaplin Patents, through its wholly owned subsidiary, Chaplin Patents Holding Co., Inc. ("CPH"). The Company's ability to license the Chaplin Patents directly to unaffiliated third parties provides the Company with a greater ability to earn technology licensing fees and royalties from such patents. Further, the Company believes that its intellectual property portfolio prevents other competitors and potential competitors in the field of Active Wave ManagementTM from participating in certain commercial areas without licenses from the Company.

   Notes 1. and 15. to the accompanying Consolidated Financial Statements and the liquidity and capital resources section which follows describe the current status of the Company's available cash balances and the uncertainties which exist that raise substantial doubt as to the Company's ability to continue as a going concern.

   As previously disclosed, the Company implemented changes in its organization and focus in late 1994. Additionally, in late 1995 the Company redefined its corporate mission to be the worldwide leader in the advancement and commercialization of Active Wave ManagementTM technology. Active Wave ManagementTM is the electronic and/or mechanical manipulation of sound or signal waves to reduce noise, improve signal-to-noise ratio and/or enhance sound quality. This redefinition is the result of the development of new technologies, as previously noted, such as Adaptive Speech Filter(TM) ("ASFTM"), Top Down Surround Sound(TM) ("TDSSTM"), Flat Panel Transducer(TM) ("FPTTM"), and the Silicon Micromachined Microphone(TM) ("SMM(TM)"), which create products that the Company believes will be utilized in areas beyond noise and vibration reduction and control. These technologies and products are consistent with shifting the Company's focus to technology licensing fees, royalties and products that represent near term revenue generation. The redefinition of corporate mission is reflected in the revised business plan which the Company began to implement in the first quarter of 1996.

   As distribution channels are established and as product sales and market acceptance and awareness of the commercial applications of Active Wave
ManagementTM build as anticipated by management, revenues from technology licensing fees, royalties and product sales are forecasted to fund an increasing share of the Company's requirements. The funding from these sources, if realized, will reduce the Company's dependence on engineering and development funding. The beginning of this process is shown in the shifting percentages of operating revenue, discussed below.

   In January 1996, the Company adopted a plan that management believed would generate sufficient funds for the Company to continue its operations into 1997. Under this plan, as amended, the Company needed to generate approximately $17 million to fund its operations for 1996. The Company believed that it could generate these funds from operations in 1996, and the additional cash funding obtained from sales of common stock (refer to Notes 1. and 6. - "Notes to the Consolidated Financial Statements."). The Company did not meet its revenue targets for 1996.

   Success in generating technology licensing fees, royalties and product sales are significant and critical to the Company's ability to overcome its present financial difficulties. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues.

   From the Company's inception through December 31, 1996, its operating revenues, including technology licensing fees and royalties, product sales and engineering and development services, have consisted of approximately 22% product sales, 51% engineering and development services and 27% technology licensing fees.

   The Company has entered into a number of alliances and strategic relationships with established firms for the integration of its technology into products. The speed with which the Company can achieve the commercialization of its technology depends in large part upon the time taken by these firms and their customers for product testing, and their assessment of how best to integrate the technology into their products and into their manufacturing operations. While the Company works with these firms on product testing and integration, it is not always able to influence how quickly this process can be completed.

   The Company began shipping ProActiveTM headsets in 1995 and continues to sell NoiseBuster(TM) consumer headsets. The Company is now selling products through three of its alliances: Walker Manufacturing Company ("Walker"), a division of Tennessee Gas Pipeline Company, a wholly owned subsidiary of Tenneco, Inc., is manufacturing and selling industrial silencers; Siemens Medical Systems, Inc. ("Siemens") is buying and contracting with the Company to install quieting headsets for patient use in Siemens' MRI machines; and in the fourth quarter of 1994 Ultra Electronics Ltd. ("Ultra") began installing production model aircraft cabin quieting systems in the SAAB 340 turboprop aircraft. Management believes these developments and those previously disclosed help demonstrate the range of commercial potential for the Company's technology and will contribute to the Company's transition from engineering and development to technology licensing fees, royalties and product sales.

   The availability of high-quality, low-cost electronic components for integration into the Company's products also is critical to the commercialization of the Company's technology. The Company is working with its strategic partners and other suppliers to reduce the size and cost of the Company's systems, so that the Company will be able to offer low-cost electronics and other components suitable for high-volume production.

   The Company has continued to make substantial investments in its technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models and field testing of several products. During 1994, the Company acquired a license to two patents in the field of micro-machined microphones and concluded the acquisition of all of the patents, know-how and intellectual property of a former competitor, ANVT. Management believes that the Company's investment in its technology has resulted in the expansion of its intellectual property portfolio and improvement in the functionality, speed and cost of components and products.

   The Company has become certified under the International Standards Organization product quality program known as "ISO 9000", and has successfully undergone two quality audits. Since the third quarter of 1994, the Company has reduced its worldwide work force by 59% from 173 to 71 current employees as of March 25, 1997.

   Because the Company did not met its revenue targets for 1996, it entered into certain transactions, which provided additional funding as follows:

   On March 28, 1996, the Company sold 2,000,000 shares of its common stock in a private placement that provided net proceeds to the Company of $0.7 million. The purchaser of the common stock was subject to certain resale and transfer restrictions including those under Regulation D of the Securities Act of 1933, as amended. The stock purchase agreement relating to this sale of common stock required the Company to file a registration statement with the Securities and Exchange Commission ("SEC") covering the registration of the shares for resale by the purchaser. Such a registration statement was declared effective by the SEC on September 3, 1996.

   On April 10, 1996, the Company sold 1,000,000 shares, in the aggregate, of its common stock to three institutional investors in a private placement that provided net proceeds to the Company of $0.3 million. Contemporaneously, the Company sold secured convertible term notes in the aggregate principal amount of $1.2 million to those institutional investors and granted them each an option to purchase an aggregate of $3.45 million of additional shares of the Company's common stock. The per share conversion price under the notes and the exercise price under the options were to be equal to the price received by the Company for the sale of the 1,000,000 shares subject to certain adjustments. The conversion of the notes and the exercise of the options were both subject to stockholder approval of an appropriate amendment to the Company's Certificate of Incorporation increasing its authorized capital to provide for the requisite shares. On July 17, 1996, the Company's stockholders authorized an increase in the Company's authorized common stock capital to 140,000,000 shares of common stock.

   On August 13, 1996, the three institutional investors converted their secured, convertible term notes and exercised their options in full. As a result, the Company issued 13,403,130 shares, in the aggregate, of its common stock to such investors, received $3.45 million in cash, and effected by conversion to its common stock the payment of the notes together with the accrued interest thereon.

   In conjunction with the foregoing sale of common stock and convertible term notes, the Company also agreed to file a registration statement with the SEC covering the applicable shares and to use its best efforts to have such registration statement declared effective by the SEC as soon as practicable. The relevant agreements provide for significant monetary penalties in the event such registration statement is not declared effective on or before November 14, 1996, and in the event its effectiveness is suspended for other than brief permissible periods. However, the registration statement was declared effective by the SEC on September 3, 1996.

   On August 29, 1996, the Company sold 1.8 million shares of its common stock to the same foreign investor which purchased 4.8 million shares of the Company's common stock in November, 1995. The Company received $0.9 million of net proceeds. The purchaser is subject to certain resale and transfer restrictions with respect to these shares.

   On November 19, 1996, the Company entered into an agreement to sell an aggregate amount of $3.0 million of non-voting subordinated convertible debentures (the "Debentures") in a private placement to a group of Canadian investors (the "Investor") through a sole dealer. The closing was to occur on or before November 27, 1996. The Debentures, to be issued pursuant to Regulation S promulgated under the Securities Act of 1933 ("the November 1996 Financing") were to be due December 31, 1999 and earn 8% interest per annum, payable quarterly in either cash or the Company's common stock at the Company's sole option. Subject to certain common stock resale restrictions, the Investor, at its discretion, would be able to convert the principal and interest due on the Debentures into the Company's common stock at any time on or after January 20, 1997. In the event of such a conversion, the conversion price would be the lesser of 85% of the closing bid price of the Company's common stock on the closing date or 70% of the average closing bid price for the five trading days immediately preceding the conversion. To provide for the above noted conversion and interest payment options, the Company would, at closing, reserve and subsequently cause to be deposited with an escrow agent 15 million shares of the Company's common stock. Subject to certain conditions, the Company also had the right to require the Investor to convert all or part of the Debentures under the above noted conversion price conditions after February 15, 1998. Subsequent to the closing date of the above financing, the Company was to use its best efforts to carry out the necessary actions to effect at least a 10:1 reverse split of the Company's common stock.

   The November 1996 financing was not completed as described above. The Company increased the aggregate amount of debentures offered to $4.0 million and obtained subscriptions for $3.9 million of such amount, of which $3.4 million was completed with five investors that are different than the Investor described above, between January 15, 1997 and March 25, 1997, which resulted in net proceeds to the Company of $3.2 million. An additional $0.5 million of debentures has been subscribed for by one investor and is to close after that investor converts $0.75 million of its current holdings of $1.5 million of debentures into common stock of the Company. The terms of the debentures are similar to those described above, but the conversion price, if the average bid price of the stock for the five days preceding conversion is used as the basis for computing conversion, ranges from 75% to 60% of that price and there is no requirement that the Company use its best efforts to carry out the necessary actions to effect at least a 10:1 reverse split of the Company's common stock.

   Management believes that the funding provided by increased product sales, technology licensing fees, royalties, and cost savings, if realized, coupled with the additional capital referred to above, should enable the Company to continue operations into 1998. If the Company is not able to realize such increased technology licensing fees, royalties and product sales, or generate additional capital, it will have to further cut its level of operations substantially in order to conserve cash. (Refer to "Liquidity and Capital Resources" below and to Note 1. - "Notes to the Consolidated Financial Statements" for a further discussion relating to continuity of operations.)

Results of Operations

Year ended December 31, 1996 compared with year ended December 31, 1995.

   Total revenues in 1996 decreased by 70% to $3,164,000 from $10,466,000 in 1995. Total expenses during the same period decreased by 4% or $545,000, reflecting the continuing results of cost reduction plans, and the refocus of expenditures to more immediate markets.

   Technology licensing fees decreased by 81% or $5,342,000 to $1,238,000. The 1995 amount was derived principally from a $2.6 million license fee from Ultra, a $ 3.3 million license fee from Walker and other licenses aggregating $0.7 million. The 1996 amount is derived from smaller, more numerous license fees, reflecting the Company's continuing emphasis on expanding technology licensing fee revenue and the shortfall in generation of such revenue referred to above. See Note 3. - "Notes to the Consolidated Financial Statements".

   Product sales decreased by 13% to $1,379,000 reflecting decreased aviation headset sales, decreased NoiseBuster(TM) sales at lower prices and a decrease in industrial silencer sales in connection with the transfer of that business to Walker.

   Engineering and development services decreased by 76% to $ 547,000, primarily due to a deemphasis of engineering development funding as a primary source of revenue, the elimination of funding from Ultra for aircraft cabin quieting in connection with the transfer of that business to Ultra in the first quarter of 1995, a decrease in the amount of muffler development funding from Walker in connection with the transfer of that business to Walker in the fourth quarter of 1995 and staff reductions.

     Cost of product sales increased 0.4% to $1,586,000 from $1,579,000 and the product margin decreased to (15)% from 1% in 1995. The negative margin in 1996 was primarily due to the lower sales price of the NoiseBuster(TM) and a reserve for tooling obsolescence in the amount of $300,000. In 1995, the low product margin was primarily due to the lower sales price of the NoiseBuster(TM).

   Cost of engineering and development services decreased 89% to $250,000 primarily due to the changes noted above.

   Selling, general and administrative expenses for the year decreased by 10% to $4,890,000 from $5,416,000 for 1995. Of this decrease, $616,000 was directly attributable to reductions in salaries and related expenses. Advertising and marketing expenses decreased by 32% to $463,000. Office and occupancy expenses decreased by 6% or $19,000. Professional fees increased by 6% to $1,818,000. Travel and entertainment increased by 18% or $71,000.

   Depreciation and amortization included in selling, general and administrative expenses increased by $285,000 or 143%, from $199,000 to $484,000, primarily due to increased amortization of patents allocated to selling, general and administrative expenses from research and development.

   Research and development expenditures for 1996 increased by 46% to $6,974,000 from $4,776,000 for 1995, primarily due to increases to internally funded development projects.

   In 1996, interest income decreased to $28,000 from $53,000 in 1995 reflecting the decrease in 1996 of available funds to invest.

   Under all of the Company's existing joint venture agreements at the end of 1996, the Company is not required to fund any capital requirements of these joint ventures beyond its initial capital contribution. In accordance with U.S. generally accepted accounting principles, when the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method of accounting for its investment. As of December 31, 1995, the Company recognized $80,000 of income relating to its 1995 profit in OnActive Technologies, L.L.C. ("OAT"). As of December 31, 1996, the Company reversed the $80,000 of income which related to its share of the 1996 loss in OAT.

   The Company has net operating loss carryforwards of $67.4 million and research and development credit carryforwards of $1.2 million for federal income tax purposes at December 31, 1996. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

Year ended December 31, 1995 compared with year ended December 31, 1994.

   Total revenues in 1995 increased by 47% to $10,466,000 from $7,124,000 in 1994. Total expenses during the same period decreased by 50% or $14,497,000, reflecting the continuing results of cost reduction plans.

   Technology licensing fees increased by 1,356% or $6,128,000 to $6,580,000, reflecting the Company's continuing emphasis on expanding technology licensing fee revenue. The 1995 amount is principally derived from a $2.6 million license fee from Ultra, a $ 3.3 million license fee from Walker and other licenses aggregating $0.7 million. In 1994, technology license fees amounted to $0.5 million. See Note 3. - "Notes to the Consolidated Financial Statements".

   Product sales decreased by 32% to $1,589,000 reflecting a reduction in orders for MRI headsets from Siemens, decreased revenue from NoiseBusterTM sales due to reductions in average price and units sold, and a decrease in industrial silencer sales in connection with the transfer of that business to Walker.

   Engineering and development services decreased by 47% to $ 2,297,000, primarily due to the elimination of funding from Ultra for aircraft cabin quieting in connection with the transfer of that business to Ultra in the first quarter of 1995, a decrease in the amount of muffler development funding from Walker in connection with the transfer of that business to Walker in the fourth quarter of 1995 and staff reductions.

   Cost of product sales decreased 61% to $1,579,000 from $4,073,000 and the product margin increased to 1% from (74%) in 1994. The negative margin in 1994 was primarily due to a reserve for slow moving and obsolete inventory in the amount of $1,855,300. In 1995, the low product margin was primarily due to the lower sales price of the NoiseBusterTM.

   Cost of engineering and development services decreased 44% to $2,340,000 primarily due to the changes in the Ultra and Walker relationships, as noted above.

   Selling, general and administrative expenses for the year decreased by 42% to $5,416,000 from $9,281,000 for 1994. Of this decrease, $1,202,000 was directly attributable to reductions in salaries and related expenses. Advertising and marketing expenses decreased by 65% to $677,000. Office and occupancy expenses decreased by 73% or $537,000. Professional fees increased by 55% to $1,933,000 primarily due to legal fees related to litigation and patent prosecution and maintenance. Travel and entertainment decreased by 58% or $533,000.

   Depreciation and amortization included in selling, general and administrative expenses decreased by $22,000 or 10%, from $221,000 to $199,000.

   Research and development expenditures for 1995 decreased by 50% to $4,776,000 from $9,522,000 for 1994, primarily due to realizations from the cost savings plans and staff reductions.

   In 1995, interest income decreased to $53,000 from $587,000 in 1994 reflecting the decrease in 1995 of available funds to invest.

   Under all of the Company's existing joint venture agreements at the end of 1995, the Company is not required to fund any capital requirements of these joint ventures beyond its initial capital contribution. In accordance with U.S. generally accepted accounting principles, when the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method of accounting for its investment. The agreement with Tenneco Automotive, another division of Tennessee Gas Pipeline Company, entered into in December 1993 resulted in the recognition of 1994 losses with respect to the joint venture with Walker in the amount of $1,453,200. The aggregate amount of the Company's share of losses in all of its joint ventures in excess of the Company's investments which has not been recorded was approximately $0.9 million at December 31, 1994. Due to the Company's sale and transfer of its interest in various of its joint ventures in 1995, there was no such unrecorded losses as of December 31, 1995.

   The Company has net operating loss carryforwards of $58.7 million and research and development credit carryforwards of $1.2 million for federal income tax purposes at December 31, 1995. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

Liquidity and Capital Resources

   The Company received $0.1 million from the exercise of stock purchase warrants and options during 1996, $0.7 million in 1995 and $1.0 million in 1994.

   In January 1996, the Company adopted a plan that management believed would generate sufficient funds for the Company to continue its operations into 1997. Under this plan, the Company needed to generate approximately $19 million to fund its operations for 1996. The Company believed that it could generate these funds from operations in 1996, although there was no certainty that the Company would achieve this goal. Included in such amount was approximately $8.9 million in sales of new products and approximately $9.0 million of technology licensing fees and royalties. During 1996, the Company generated $1.2 million in licensing fees and $1.4 million in product sales.

   Because the Company did not meet its revenue targets for 1996, it entered into the following transactions:

   On March 28, 1996, the Company sold 2,000,000 shares of its common stock in a private placement that provided net proceeds to the Company of $0.7 million. The purchaser of the common stock was subject to certain resale and transfer restrictions including those under Regulation D of the Securities Act of 1933, as amended. The stock purchase agreement relating to this sale of common stock required the Company to file a registration statement with the SEC covering the registration of the shares for resale by the purchaser. Such a registration statement was declared effective by the SEC on September 3, 1996.

   On April 10, 1996, the Company sold 1,000,000 shares, in the aggregate, of its common stock to three institutional investors in a private placement that provided net proceeds to the Company of $0.3 million. Contemporaneously, the Company sold secured convertible term notes in the aggregate principal amount of $1.2 million to those institutional investors and granted them each an option to purchase an aggregate of $3.45 million of additional shares of the Company's common stock. The per share conversion price under the notes and the exercise price under the options were to be equal to the price received by the Company for the sale of the 1,000,000 shares subject to certain adjustments. The conversion of the notes and the exercise of the options were both subject to stockholder approval of an appropriate amendment to the Company's Certificate of Incorporation increasing its authorized capital to provide for the requisite shares. On July 17, 1996, the Company's stockholders authorized an increase in the Company's authorized common stock capital to 140,000,000 shares of common stock.

   On August 13, 1996, the three institutional investors converted their secured, convertible term notes and exercised their options in full. As a result, the Company issued 13,403,130 shares, in the aggregate, of its common stock to such investors, received $3.45 million in cash, and effected by conversion to its common stock the payment of the notes together with the accrued interest thereon.

   On August 29, 1996, the Company sold 1.8 million shares of its common stock to the same foreign investor which purchased 4.8 million shares of the Company's common stock in November, 1995. The Company received $0.9 million of net proceeds. The purchaser is subject to certain resale and transfer restrictions with respect to these shares.

   In conjunction with the foregoing sale of common stock and convertible term notes, the Company also agreed to file a registration statement with the SEC covering the applicable shares and to use its best efforts to have such registration statement declared effective by the SEC as soon as practicable. The relevant agreements provide for significant monetary penalties in the event such registration statement is not declared effective on or before November 14, 1996, and in the event its effectiveness is suspended for other than brief permissible periods. However, the registration statement was declared effective by the SEC on September 3, 1996.

     On November 19, 1996, the Company entered into an agreement to sell an aggregate amount of $3.0 million of non-voting subordinated convertible debentures (the "Debentures") in a private placement to a group of Canadian investors (the "Investor") through a sole dealer. The closing was to occur on or before November 27, 1996. The Debentures, to be issued pursuant to Regulation S promulgated under the Securities Act of 1933 ("the November 1996 Financing") were to be due December 31, 1999 and earn 8% interest per annum, payable quarterly in either cash or the Company's common stock at the Company's sole option. Subject to certain common stock resale restrictions, the Investor, at its discretion, would be able to convert the principal and interest due on the Debentures into the Company's common stock at any time on or after January 20, 1997. In the event of such a conversion, the conversion price would be the lesser of 85% of the closing bid price of the Company's common stock on the closing date or 70% of the average closing bid price for the five trading days immediately preceding the conversion. To provide for the above noted conversion and interest payment options, the Company would, at closing, reserve and subsequently cause to be deposited with an escrow agent 15 million shares of the Company's common stock. Subject to certain conditions, the Company also had the right to require the Investor to convert all or part of the Debentures under the above noted conversion price conditions after February 15, 1998. Subsequent to the closing date of the above financing, the Company was to use its best efforts to carry out the necessary actions to effect at least a 10:1 reverse split of the Company's common stock.

     The November 1996 financing was not completed as described above. The Company increased the aggregate amount of debentures offered to $4.0 million and obtained subscriptions for $3.9 million of such amount, of which $3.4 million was completed with five investors that are different than the Investor described above, between January 15, 1997 and March 25, 1997, which resulted in net proceeds to the Company of $3.2 million. An additional $0.5 million of debentures has been subscribed for by one investor which is to close after that investor converts $0.75 million of its current holdings of $1.5 million of debentures into common stock of the Company. The terms of the debentures are similar to those described above, but the conversion price, if the average bid price of the stock for the five days preceding conversion is used as the basis for computing conversion, ranges from 75% to 60% of that price and there is no requirement that the Company use its best efforts to carry out the necessary actions to effect at least a 10:1 reverse split of the Company's common stock.

   The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $83.7 million on a cumulative basis through December 31, 1996. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of common stock, including the exercise of warrants or options to purchase common stock, and by technology licensing and engineering and development funds received from joint venture and other strategic partners. Agreements with joint venture and other strategic partners generally require that a portion of the initial cash flows, if any, generated by the ventures or alliances be paid on a preferential basis to the Company's co-venturers until the license fees and engineering and development funds provided to the venture or the Company are recovered.

   In January 1997, the Company adopted a plan that management believes should generate sufficient funds for the Company to continue its operations into 1998. Under this plan, the Company needs to generate approximately $21 million to fund its operations in 1997. Included in such amount is approximately $8.9 million in sales of new products and approximately $9.0 million of technology licensing fees and royalties. The Company believes that it can generate these funds from 1997 operations and the sale of the debentures referred to above, although there is no certainty that the Company will achieve this goal. While the Company has exceeded its expectations to date in 1997 regarding technology licensing fees, production delays have slowed new product sales. Success in generating technology licensing fees, royalties and product sales are significant and critical to the Company's ability to overcome its present financial difficulties. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues. If, during the course of 1997, management of the Company determines that it will be unable to meet or exceed the plan discussed above, the Company will consider additional financing alternatives. The Company's ability to raise additional capital through sales of common stock will be severely limited until the Company's stockholders approve an amendment to the Company's Certificate of Incorporation authorizing an increase in its authorized capital stock. The Company will monitor its performance against the plan on a monthly basis and, if necessary, reduce its level of operations accordingly. The Company believes that the plan discussed above constitutes a viable plan for the continuation of the Company's business into 1998.

   There can be no assurance that additional funding will be provided by technology licensing fees, royalties, product sales, engineering and development revenue or additional capital. In that event, the Company would have to further cut back its level of operations substantially in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. The uncertainty with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies, raises substantial doubt about the Company's ability to continue as a going concern. Further discussion of these uncertainties is presented in Notes 1. and 15. - "Notes to the Consolidated Financial Statements".

   At December 31, 1996, cash and short-term investments were $368,000. The available resources were invested in interest bearing money market accounts. The Company's investment objective is preservation of capital while earning a moderate rate of return.

   The Company's working capital decreased from $1,734,000 at December 31, 1995, to $(1,312,000) as of December 31, 1996. This decrease was due primarily to the 1996 revenue shortfall discussed above.

   During 1996, the net cash used in operating activities was $7.8 million. This utilization reflects the emphasis on the commercial development of its technology into several product applications which were scheduled for introduction in 1996 and 1997.

   Net inventory declined during 1995 by $801,000, primarily reflecting sales of the original NoiseBusterTM product.

   During the year ended December 31, 1996, accounts receivable reserves were increased by $4,000 as the Company wrote off certain accounts and added certain amounts to its reserves.

   The Company's available cash balances at December 31, 1996 are lower than projected at the end of 1995, primarily due to the revenue shortfall noted above.

   The net cash used in investing activities amounted to $186,000 during the year primarily for capital expenditures. The net cash provided by financing activities amounted to $6,481,000 primarily from the exercise of options and warrants and the private placements noted above.

   The Company has no lines of credit with banks or other lending institutions and therefore has no unused borrowing capacity.

   The Company believes that the level of financial resources available to it is an essential competitive factor. The Company may elect to raise additional capital, from time to time, through equity or debt financing in order to capitalize on business opportunities and market conditions although the Company's ability to raise additional capital through sales of common stock will be severely limited until the Company's stockholders approve an amendment to the Company's Certificate of Incorporation authorizing additional capital stock.

Capital Expenditures

   The Company intends to continue its business strategy of working with supply, manufacturing, distribution and marketing partners to commercialize its technology. The benefits of this strategy include: (i) dependable sources of electronic and other components, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies;
(ii) utilization of the manufacturing capacity of the Company's allies, enabling the Company to integrate its active technology into products with limited capital investment; and (iii) access to well-established channels of distribution and marketing capability of leaders in several market segments.

   There were no material commitments for capital expenditures as of December 31, 1996, and no material commitments are anticipated in the near future.


NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
FIVE YEAR SUMMARY (1)

                                    (In Thousands of Dollars and Shares)
                                           Years Ended December 31,
                             ------------------------------------------------------
                               1992       1993       1994       1995       1996
                             ------------------------------------------------------
STATEMENTS OF OPERATIONS
DATA:
REVENUES
 Product Sales                    $740     $1,728     $2,337     $1,589     $1,379
 Engineering and                 3,779      3,598      4,335      2,297        547
development services
 Technology licensing fees
and other                           62         60        452      6,580      1,238
                                ------     ------     ------    -------     ------
    Total revenues              $4,581     $5,386     $7,124    $10,466     $3,164
                                ------     ------     ------    -------     ------
COSTS AND EXPENSES:
 Cost of sales                    $608     $1,309     $4,073     $1,579     $1,586
 Cost of engineering and         2,748      2,803      4,193      2,340        250
development services
 Selling, general and            5,151      7,231      9,281      5,416      4,890
administrative
 Research and development        4,214      7,963      9,522      4,776      6,974
 Interest (income) expense,      (169)      (311)      (580)       (49)         17
net
 Compensation
expense-removal of vesting       7,442        ---        ---        ---        ---
condition
 Equity in net (income)
loss of unconsolidated             117      3,582(3)   1,824        (80)        80
affiliates
 Other expense, net
                                    89        ---        718        552        192
                               -------    -------    -------    -------    -------
    Total costs and expenses   $20,200    $22,577    $29,031    $14,534    $13,989
                               -------    -------    -------    -------    -------
 Net loss                    $(15,619)(2)$(17,191)(3)$(21,907)  $(4,068)  $(10,825)

 Weighted average number of
common shares outstanding(4)    61,712     70,416     82,906     87,921    101,191
                              ========    =======    =======    =======    =======

Net loss per share            $(0.25)(2) $(0.24)(3)  $(0.26)    $(0.05)    $(0.11)
                              ========    =======    =======    =======    =======


                                                 December 31,
                             ------------------------------------------------------
                               1992       1993       1994       1995       1996
                             ------------------------------------------------------
BALANCE SHEET DATA:
 Total assets                  $15,771    $29,541    $12,371     $9,583     $5,881
 Total liabilities               2,069      6,301      6,903      2,699      3,271
 Long-term debt                    ---        ---        ---        105         --
 Accumulated deficit           (29,682)   (46,873)   (68,780)   (72,848)  ($83,673)
 Stockholders equity(5)         13,702     23,239      5,468      6,884      2,610
 Working capital                11,038     19,990        923      1,734     (1,312)
(deficiency)

(1)The selected consolidated financial data set forth above are derived from the historical financial statements of the Company. The data set forth above is qualified in its entirety and should be read in conjunction with the Company's "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere herein.

(2)Includes a one-time non-cash charge of $7,441,875 or $.12 per share for the year ended December 31, 1992, related to the removal of the vesting conditions to certain warrants. This charge removed any potential future charge to earnings related to such warrants.

(3)In connection with the sale of Common Stock to Tenneco Automotive in December 1993, the Company recognized its share of cumulative losses not previously recorded with respect to its joint venture with Walker amounting to $3,581,682.

(4)Does not include shares issuable upon the exercise of outstanding stock options and warrants, since their effect would be antidilutive.

(5) The Company has never declared nor paid cash dividends on its Common Stock.

                        Report of Independent Auditors

Board of Directors and Stockholders of
  NOISE CANCELLATION TECHNOLOGIES, INC.

      We have audited the accompanying consolidated balance sheets of Noise Cancellation Technologies, Inc. and subsidiaries as at December 31, 1995 and
December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994, 1995 and 1996 financial statements of the Company's two foreign subsidiaries. These subsidiaries accounted for revenues of approximately $1,800,000, $1,200,000 and $407,000 for the years ended December 31, 1994,
December 31, 1995 and December 31, 1996, respectively, and assets of approximately $586,000 and $515,000 at December 31, 1995 and December 31, 1996, respectively. These statements were audited by other auditors whose reports have been furnished to us, one of which contained a reference to the uncertainty relating to the Company's ability to continue as a going concern. Our opinion, insofar as it relates to the amounts included for these entities, is based solely on the reports of the other auditors.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the reports of the other auditors, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Noise Cancellation Technologies, Inc. and subsidiaries as at December 31, 1995 and December 31, 1996 and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses, has a working capital deficiency at December 31, 1996 and will require additional financing. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/ RICHARD A. EISNER & COMPANY, L.L.P.

New York, New York
February 28, 1997

With respect to Note 15
March 28, 1997

With respect to Note 8
April 10, 1997

With respect to Note 7
April 18, 1997

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                       (In thousands of dollars)
                                                                             December 31,
                                                                       -----------------------
               ASSETS                                                    1995          1996
Current assets:                                                        ---------     ---------
     Cash and cash equivalents (Notes 1 and 2)                         $   1,831     $     368
     Accounts receivable (Notes 2 and 3)
       Trade:
          Technology licensing fees                                            -           150
          Joint venture and affiliates                                       241             2
          Other                                                              189           392
       Unbilled:                                                             260            63
       Allowance for doubtful accounts                                      (119)         (123)
                                                                       ---------     ---------
               Total accounts receivable                               $     571     $     484

     Inventories, net of reserves (Notes 2 and 4)                          1,701           900
     Other current assets                                                    225           207
                                                                       ---------     ---------
               Total current assets                                    $   4,328     $   1,959

Property and equipment, net (Notes 2 and 5)                                2,897         2,053
Patent rights and other intangibles, net (Notes 2 and 14)                  2,194         1,823
Other assets                                                                 164            46
                                                                       ---------     ---------
                                                                       $   9,583     $   5,881
                                                                       =========     =========

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                  $   1,836     $   1,465
     Accrued expenses                                                        571         1,187
     Accrued payroll, taxes and related expenses                             144           618
     Customers' advances                                                      43             1
                                                                       ---------     ---------
               Total current liabilities                               $   2,594     $   3,271
                                                                       ---------     ---------
Long term obligations                                                  $     105     $       -
                                                                       ---------     ---------
               Total other liabilities                                 $     105     $       -
                                                                       ---------     ---------

Commitments and contingencies (Notes 3, 10 and 11)

               STOCKHOLDERS' EQUITY (Notes 6 and 7)
Preferred stock, $.10 par value, 10,000,000 shares
  authorized, none issued
Common stock, $.01 par value, 140,000,000 shares
  authorized; issued and outstanding 92,828,407 and
  111,614,405 shares, respectively                                     $     928     $   1,116
Additional paid-in-capital                                                78,667        85,025
Accumulated deficit                                                      (72,848)      (83,673)
Cumulative translation adjustment                                            150           142
Common stock subscriptions receivable                                        (13)            -
                                                                       ---------     ---------
               Total stockholders' equity                              $   6,884     $   2,610
                                                                       ---------     ---------
                                                                       $   9,583     $   5,881
                                                                       =========     =========
Attention is directed to the foregoing accountant's reports
and to the accompanying notes to the consolidated financial
statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  (In thousands, except per share amounts)
                                                                           Years Ended December 31,
                                                                  -------------------------------------
                                                                    1994           1995          1996
                                                                  --------       ---------     --------
REVENUES:
     Technology licensing fees (Notes 2 and 3)                    $    452       $   6,580     $  1,238
     Product sales, net                                              2,337           1,589        1,379
     Engineering and development services                            4,335           2,297          547
                                                                  --------       ---------     --------
          Total revenues                                          $  7,124       $  10,466     $  3,164
                                                                  --------       ---------     --------
COSTS AND EXPENSES:
     Costs of sales                                               $  4,073       $   1,579     $  1,586
     Costs of engineering and development services                   4,193           2,340          250
     Selling, general and administrative                             9,281           5,416        4,890
     Research and development (including $500,000 of
       purchased research and development in 1994)                   9,522           4,776        6,974
     Equity in net loss (income) of unconsolidated affiliates        1,824             (80)          80
     Provision for doubtful accounts                                   718             552          192
     Interest expense                                                    7               4           45
     Interest income                                                  (587)            (53)         (28)
                                                                  --------       ---------     --------
          Total costs and expenses                                $ 29,031       $  14,534     $ 13,989
                                                                  --------       ---------     --------
NET (LOSS)                                                        $(21,907)      $  (4,068)    $(10,825)
                                                                  ========       =========     ========
Weighted average number of common
  shares outstanding                                                82,906          87,921      101,191
                                                                  ========       =========     ========

NET LOSS PER COMMON SHARE                                         $   (.26)      $    (.05)    $   (.11)
                                                                  ========       =========     ========

Attention is directed to the foregoing accountant's reports and to the accompanying notes to the consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands of dollars and shares)



                                                                                                                 Expenses
                                                                                                                   to be
                                             Common Stock   Additional   Accumu-      Cumulative      Stock      Paid With
                                            ---------------   Paid-In    lated        Translation  Subscription   Common
                                            Shares   Amount   Capital    Deficit      Adjustment    Receivable    Stock   Total
                                            ------   ------ ----------   -------      -----------  ------------  -------- -----
Balance at December  31, 1993                81,251  $  813  $ 71,244  $(46,873)      $     94     $   (1,993)   $   (46) $23,239

Shares issued for acquisition of
  certain assets                              2,025      20     2,206         -              -              -          -    2,226
Consulting expense attributable to warrants       -       -        10         -              -              -          -       10
Shares issued upon exercise of warrants &
  options                                     2,208      22       944         -              -              -          -      966
Receipt of services in payment of stock
  subscriptions                                   -       -         -         -              -            797          -      797
Settlement of obligations                       560       6       694         -              -              -       (700)       -
Net loss                                          -       -         -   (21,907)             -              -          -  (21,907)
Translation adjustment                            -       -         -         -             58              -          -       58
Restricted shares issued for Director's
  compensation                                   45       -        99         -              -              -          -       99
Expenses related to prior sale of
  common stock                                    -       -       (20)        -              -              -          -      (20)
                                             ------  ------   -------   -------      ---------     ----------    -------   ------
Balance at December 31, 1994                 86,089  $  861  $ 75,177  $(68,780)     $     152     $   (1,196)   $  (746)  $ 5,468

Sale of common stock, less expenses of $271   6,800      68     3,921         -              -              -          -     3,989
Consulting expense attributable to warrants       -       -         8         -              -              -          -         8
Shares issued upon exercise of warrants &
  options                                     1,050      10       692         -              -            (13)         -       689
Receipt of services in payment of stock
  subscription                                    -       -         -         -              -          1,196          -     1,196
Settlement of obligations                         -       -      (344)        -              -              -        746       402
Net loss                                          -       -         -    (4,068)             -              -          -    (4,068)
Translation adjustment                            -       -         -         -             (2)             -          -        (2)
Retirement of shares attributable to
  license revenue (Note 3)                   (1,110)    (11)     (787)        -              -              -          -      (798)
                                             ------  ------   -------  --------     ----------    -----------   --------  --------
Balance at December 31, 1995                 92,829  $  928   $ 78,667 $(72,848)    $      150    $       (13)  $      -  $  6,884

Sale of common stock, less expenses of $245  18,595     186      6,178        -              -             13          -     6,377
Shares issued upon exercise of
  warrants & options                            204       2        102        -              -              -          -       104
Net loss                                          -       -          -  (10,825)             -              -          -   (10,825)
Translation adjustment                            -       -          -        -             (8)             -          -        (8)
Restricted shares issued for Director's
  compensation                                   20       -         13        -              -              -          -        13
Consulting expense attributable to options        -       -         96        -              -              -          -        96
Retirement of shares related to patent
  acquisition                                   (25)      -        (26)       -              -              -          -       (26)
Retirement of shares in settlement of
  employee receivable                            (8)      -         (5)       -              -              -          -        (5)
                                            -------  ------   --------  -------     ----------    -----------  ---------   -------
Balance at December 31, 1996                111,615  $1,116   $ 85,025 $(83,673)    $      142    $         -  $       -   $ 2,610
                                            =======  ======   ========  =======     ==========    ===========  =========   =======

Attention is directed to the foregoing accountant's reports and to the accompanying notes to the consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                  (In thousands of dollars)
                                                                                   Years Ended December 31
                                                                           -----------------------------------------
                                                                            1994          1995           1996
                                                                           -----------------------------------------
Cash flows from operating activities:
  Net loss                                                                  $  (21,907)   $   (4,068)    $  (10,825)
  Adjustments to reconcile net loss to net cash (used in)
  operating activities:
     Depreciation and amortization                                                 994         1,127          1,000
     Common stock and warrants issued as consideration for:
          Compensation                                                             109             8            109
          Rent and marketing expense                                                 -           355              -
          Research and development                                                 500             -              -

     Common stock retired in settlement of employee account receivable               -             -             (5)
     Receipt of license fee in exchange for inventory and release
     of obligation                                                                   -        (3,266)             -
     Receipt of services in payment of stock subscription                          165             -              -
     Provision for slow moving and obsolete inventory                            2,032             -              -
     Provision for tooling costs and write-off                                     100            94            371
     Provision for doubtful accounts                                               718           522            192
     Realized loss on sale of short-term investments                               375             -              -
     Equity in net loss (income) of unconsolidated affiliates                    1,824           (80)            80
     Unrealized foreign currency (gain) loss                                        16            32            (45)
     Loss on disposition of fixed assets                                             -           107             83
     Disposition of short-term investments                                      18,527             -              -
     Changes in operating assets and liabilities:
          (Increase) decrease in accounts receivable                              (921)          302             61
          (Increase) decrease in license fees receivable                           180             -           (150)
          (Increase) decrease in inventories                                    (1,518)          212            813
          (Increase) decrease in other assets                                     (283)          299             67
          Increase (decrease) in accounts payable and accrued expenses             283          (190)            55
          Increase (decrease) in other liabilities                              (1,324)         (482)           436
                                                                            ----------    ----------     ----------
     Net cash used in operating activities                                  $     (130)   $   (4,998)    $   (7,758)
                                                                            ----------    ----------     ----------

Cash flows from investing activities:
  Capital expenditures                                                      $   (1,286)   $      (80)    $     (186)
  Acquisition of patent rights                                                     (70)         (210)             -
  Investment in joint ventures                                                    (191)            -              -
  Sales of short term investments                                                    -            18              -
                                                                            ----------    ----------     ----------
     Net cash used in investing activities                                  $   (1,547)   $     (272)    $     (186)
                                                                            ----------    ----------     ----------

Cash flows from financing activities:
  Proceeds from:
     Sale of common stock                                                   $        -    $    3,989     $    6,377
     Expenses related to prior sale of common stock                                (20)            -              -
     Exercise of stock purchase warrants and options                               966           689            104
                                                                            ----------    ----------     ----------
     Net cash provided by financing activities                              $      946    $    4,678     $    6,481
                                                                            ----------    ----------     ----------

Net decrease in cash and cash equivalents                                   $     (731)   $     (592)    $   (1,463)
Cash and cash equivalents - beginning of period                                  3,154         2,423          1,831
                                                                            ----------    ----------     ----------
Cash and cash equivalents - end of period                                   $    2,423    $    1,831     $      368
                                                                            ==========    ==========     ==========
Cash paid for interest                                                      $        7    $        4     $        4
                                                                            ==========    ==========     ==========

Non-cash investing and financing activity:
  Issuance of common stock in exchange for certain assets of ANVT           $    2,200    $        -     $        -
                                                                            ==========    ==========     ==========

See notes 6, 8 and 11 with respect to settlement of certain obligations by issuance of securities and see Note 3 with respect to issuance of common stock in exchange for notes receivable.

Attention is directed to the foregoing accountant's reports and to the accompanying notes to the consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS

1. Background:

   Noise Cancellation Technologies, Inc. ("NCT" or the "Company") is engaged in the design, development, licensing, production and distribution of electronic systems for Active Wave ManagementTM including systems that electronically reduce noise and vibration, principally through joint ventures and other forms of strategic alliances. The Company's systems are designed for integration into a wide range of products serving markets in the transportation, manufacturing, commercial, consumer products and communications industries. The Company's activities to date have principally involved the developing of its electronic systems for commercial use and providing engineering and development services under contracts with strategic partners and third parties.

   The technology supporting the Company's electronic systems was developed using technology maintained under various patents (the "Chaplin Patents") held by Chaplin-Patents Holding Co., Inc. ("CPH") as well as patented technology acquired or developed by the Company. CPH, formerly a joint venture with Active Noise Vibration Technologies, Inc. ("ANVT") was established to maintain and defend these patent rights. The former joint venture agreement relating to the Chaplin Patents required that the Company only license or share the related technology with entities who are affiliates of the Company. As a result, the Company established various joint ventures and formed other strategic alliances (see Note 3.) to further develop the technology and electronic systems and components based on the Chaplin Patents, to develop such technology into commercial applications, to integrate the electronic systems into existing products and to distribute such systems and products into various industrial, commercial and consumer markets.

   The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $83.7 million on a cumulative basis through December 31, 1996 and has a working capital deficiency of $1.3 million at December 31, 1996. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of common stock, including the exercise of warrants or options to purchase common stock, and by technology licensing fees and engineering and development funds received from joint venture and other strategic partners. As discussed in
Note 3., agreements with joint venture and other strategic partners generally require that a portion of the initial cash flows, if any, generated by the ventures or the alliances be paid on a preferential basis to the Company's co-venturers until the technology licensing fees and engineering and development funds provided to the venture or the Company are recovered.

   Cash and cash equivalents amount to $0.4 million at December 31, 1996, decreasing from $1.8 million at December 31, 1995. Management does not believe that available funds at December 31, 1996 are sufficient to sustain the Company for the next twelve months. Management believes that cash and the cash anticipated from the exercise of warrants and options, the funding derived from forecasted technology license fees, royalties, and product sales, and engineering and development revenue, the operating cost savings from the reduction in employees, reduced capital expenditures, and the sale of the debentures referred to below (see Notes 6. and 7.) should be sufficient to sustain the Company's anticipated future level of operations into 1998. However, the period during 1998 through which it can be sustained is dependent upon the level of realization of funding from technology license fees, royalties and product sales, and engineering and development revenue and the achievement of the operating cost savings from the events described above, all of which are presently uncertain.

   There can be no assurance that additional funding will be provided by technology license fees, royalties and product sales and engineering and development revenue. In that event, the Company would have to further and substantially cut back its level of operations in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies (see Note 15. with respect to recent financing).

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1996, about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.


2. Summary of Significant Accounting Policies:

Consolidation:

   The financial statements include the accounts of the Company and its wholly owned subsidiaries. All material inter-company transactions and account balances have been eliminated in consolidation.

   Unconsolidated affiliates include joint ventures and other entities not controlled by the Company, but over which the Company maintains significant influence and in which the Company's ownership interest is 50% or less. The Company's investments in these entities are accounted for on the equity method. When the Company's equity in cumulative losses exceeds its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method (see Note 3.). The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

Revenue Recognition:

Products Sales:

    Revenue is recognized as the product is shipped.

Engineering and development services:

   Revenue from engineering and development contracts is recognized and billed as the services are performed. However, revenue from certain engineering and development contracts are recognized as services are performed under the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenues and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion.
Estimated losses are recorded when identified.

   Revenues recorded under the percentage of completion method amounted to $249,700, $249,000 and $9,000 for the years ended December 31, 1994, 1995 and
1996, respectively. Retainage balances were $8,200 at December 31, 1996 and 1995. The 1996 balance is expected to be collected within one year.

Technology Licensing Fees:

   Technology licensing fees paid by joint venturers, co-venturers, strategic partners or other licensees which are nonrefundable, are recognized in income upon execution of the license agreement or upon completion of any performance criteria specified within the agreement. See Note 3 with respect to the license fee recorded by the Company in connection with the Walker Noise Cancellation Technologies and Ultra Electronics, Ltd. Transactions in 1995.

Cash equivalents and short-term investments:

   The Company considers all money market accounts and investments with original maturities of three months or less at the time of purchase to be cash equivalents.

   Short-term investments principally comprise high quality investments in fixed-income securities funds and mid-term, high quality bond funds.

Inventories:

   Inventories are stated at the lower of cost (first in, first out) or market.

   With regard to the Company's assessment of the realizability of inventory, the Company periodically conducts a complete physical inventory; currently this is done on a quarterly basis. At the same time, the Company reviews the movement of inventory on an item by item basis to determine the value of items which are either slow moving or have become obsolete since the last quarterly review. After applying the above noted measurement criteria, as well as looking forward to assess the potential for near term product engineering changes and/or technological obsolescence, the Company determines the current need for inventory reserves. After applying the above noted measurement criteria at December 31, 1996, and December 31, 1995, the Company determined that a reserve of $262,000 and $355,000, respectively, was adequate.

Property and Equipment:

   Property and equipment are stated at cost and depreciation is recorded on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of their useful lives or the related lease term.

Patent Rights:

   Patent rights are stated at cost and are amortized on a straight line basis over the remaining average life of the patents (ranging from 1 to 15 years). Amortization expense was $166,700, $398,100 and $403,500 for 1994, 1995 and
1996, respectively. Accumulated amortization was $1,074,800 and $1,478,300 at December 31, 1995 and 1996, respectively.

   It is the Company's policy to review its individual patents on a regular basis to determine whether any event has occurred which could impair the valuation of any such patent.

Foreign currency translation:

   The financial statements for the United Kingdom operations are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for revenues and expenses. The effects of foreign currency translation adjustments are included as a component of stockholders' equity and gains and losses resulting from foreign currency transactions are included in income.

Loss per common share:

The net loss per common share has been determined on the basis of the weighted average number of shares of common stock outstanding during the period. Common stock equivalents (including stock options and warrants) have not been considered since their effect would be antidilutive.

Concentrations of Credit Risk:

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, short-term investments and trade receivables. The Company primarily holds its cash and cash equivalents in two banks. Deposits in excess of federally insured limits were $0.2 million at December 31, 1996. The Company had no short-term investments at December 31, 1996. The Company sells its products and services to original equipment manufacturers, distributors and end users in various industries worldwide. As shown below, the Company's five largest customers accounted for approximately 58% of revenues during 1996 and 45% of gross accounts receivable at December 31, 1996. The Company does not require collateral or other security to support customer receivables.

                            As of December 31,
                                   1996,
                             and for the Year
                                then Ended
                           ----------------------
                           Accounts
         Customer          Receivable  Revenue
  -----------------------  ---------- -----------
  Johnson Controls, Inc.      $4,500    $712,500
  Rockwell International     150,000     500,000
  Telex Communications, Inc.  73,600     168,800
  Siemens Medical              3,500     319,100
  Systems, Inc.
  Brookstone                  42,600     145,600
  All Other                  209,600  1,317,600
                           ---------- -----------
                   Total    $483,800  $3,163,600
                           ========== ===========

   The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable on no less than a quarterly basis. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of receivables in the 90+ day category, the nature of disputes, if any, and the progression of conversations and/or correspondence between the Company and customers regarding the underlying cause for the age of such receivables. After applying the above noted measurement criteria as of December 31, 1996 and December 31, 1995, the Company determined that a reserve of $123,000 and $119,000, respectively, was adequate.

Reclassifications:

   Certain reclassifications have been made to the 1994 financial statements to conform with the 1995 and 1996 presentation.

Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation:

   During 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The provisions of SFAS No. 123 allow the Company to either expense the estimated fair value of stock options and warrants or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options or warrants been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option and warrant incentive plans. Please refer to Note 7. for further information.


3. Joint Ventures and Other Strategic Alliances:

   The following is a summary of the Company's joint ventures and other strategic alliances as of December 31, 1996.

   The Company and certain of its wholly-owned subsidiaries have entered into agreements to establish joint ventures and other strategic alliances related to the design, development, manufacture, marketing and distribution of its electronic systems and products containing such systems. These agreements generally provide that the Company license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance. This support funding generally includes amounts paid or services rendered for engineering and development. In exchange for this funding, the other party generally receives a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an "interest" factor in some instances) is recovered. At December 31, 1996, there were no preferred distributions due to joint venture partners from future profits of the joint ventures.

   Technology licensing fees and engineering and development fees paid by joint ventures to the Company are recorded as income since there is no recourse to the Company for these amounts or any commitment by the Company to fund the obligations of the venture.

   When the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method. The aggregate amount of the Company's share of losses in these joint ventures in excess of the Company's investments which has not been recorded was zero at December 31, 1996. The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.
   Certain of the joint ventures will be suppliers to the Company and to other of the joint ventures and will transfer products to the related entities based upon pricing formulas established in the agreements. The formula is generally based upon fully burdened cost, as defined in the agreements, plus a nominal profit.

   Total revenues recorded by the Company relating to the joint ventures and alliances, or their principals, for technology licensing fees, engineering and development services and product sales were as follows:

                                                 Years Ended December  31,
                                           -----------------------------------
Joint Venture/Alliance                        1994         1995         1996
----------------------                     ----------   ----------   ---------
Walker Noise Cancellation Technologies     $1,701,700   $3,993,500  $   90,100
Ultra Electronics, Ltd.                     1,072,400    3,153,400      61,700
ELESA                                             ---      424,000      28,300
Siemens Medical Systems, Inc.                 533,000      259,900     319,100
Foster/NCT Supply, Ltd.                       144,700      133,200       9,700
AB Electrolux                                 162,500      129,000      12,000
Interkeller AG                                105,600          ---         ---
Johnson Controls, Inc.                            ---          ---     712,500
                                           ----------   ----------  ----------
                     Total                 $3,719,900   $8,093,000  $1,233,400
                                           ==========   ==========  ==========

   Outlined below is a summary of the nature and terms of these ventures or alliances:

Joint Ventures

Chaplin Patents Holding Company ("CPH") was co-owned on a 50/50 basis by the Company and ANVT, a former competitor. On September 16, 1994, the Company acquired the patents, technology, other intellectual property and certain related tangible assets of ANVT. The Company also acquired all rights under certain joint venture and customer agreements subject to the consent of the other parties to those agreements. Included in the acquisition was ANVT's 50% interest in CPH at which time the Company became the sole shareholder of CPH. CPH acquired certain patent rights relating to the reduction and elimination of noise and vibration from the Company, ANVT and a third party. The Company and ANVT had licensed co-exclusive rights to the Chaplin Patents from CPH. The joint venture agreement related to the Chaplin Patents required that the Company may only license or share the related technology with entities who are affiliates of the Company. As a result, the Company has established several joint ventures and formed other strategic alliances to further develop the technology and electronic systems and components based on the Chaplin Patents, to develop such technology into commercial applications, to integrate the electronic systems into existing products and to distribute such systems and products into various industrial, commercial and consumer markets. Initial capital contributions by the Company and ANVT of $150,000 each to CPH were used to acquire certain rights owned by the third party. Pursuant to the patent license agreement, and until September 16, 1994 the Company and ANVT contributed cash equally to CPH to fund administrative costs and provide for maintenance and protection of the related patents. After September 16, 1994, the Company, as sole shareholder of CPH, was responsible for 100% of CPH's funding requirements.

      Walker Noise Cancellation Technologies ("WNCT") was a 50/50 general partnership between NCT Muffler, Inc., a wholly-owned subsidiary of the Company and Walker Electronic Mufflers, Inc. ("WEM"), a wholly-owned subsidiary of Tennessee Gas Pipeline Company. On November 15, 1995, the Company and Walker executed a series of related agreements (the "Restructuring Agreements") and concluded previously noted negotiations with Tenneco Automotive and Walker regarding the Company's commitment to help fund $4.0 million of product and technology development work and the transfer of the Company's 50% interest in WNCT to Walker. The Restructuring Agreements provided for the transfer of the Company's interest in WNCT to Walker, the elimination of the Company's previously expensed obligation to fund the remaining $2.4 million of product and technology development work noted above, the transfer to Walker of certain Company owned tangible assets related to the business of WNCT, the expansion of certain existing technology licenses and the Company's performance of certain research and development activities for Walker at Walker's expense as to future activities. In consideration for the above, Walker paid the Company $0.3 million, delivered to the Company 1,110,083 shares of the Company's common stock which Tenneco Automotive had purchased from the Company in December 1993 and has undertaken to pay the Company certain royalties from the exploitation of the intellectual property rights granted to Walker under the expansion of existing technology licenses. The shares delivered to the Company were retired on November 16, 1995. Accordingly, the Company recorded $3.6 million as a technology licensing fee relating to the net effect of the above noted Restructuring Agreements in the fourth quarter of 1995.

   WNCT was established in 1989 to develop, manufacture and distribute active mufflers for use in automobiles and other vehicles and other industrial applications. The agreement between NCT and Walker was expanded and extended in 1991.

   Initial capital contributions by the Company and WEM were $750,000 each, and such amounts were paid by WNCT to the Company as a license fee in 1989. The joint venture agreement provided that WEM will make preferred contributions to WNCT for the purpose of funding engineering and development performed by the Company and engineering performed by WEM. Aggregate preferred contributions made by WEM to WNCT (net of return of capital advances to WEM) through December 31, 1994, amounted to $7.6 million, of which $4.2 million was paid to the Company and $3.4 million was credited by WNCT to WEM's capital account for the cost of engineering services performed. Interest on the engineering preferred contributions and certain portions of the engineering and development contributions was compounded monthly at 1% less than the bank prime rate until repaid through preferred distributions. WEM's obligation to fund engineering and development expired at the end of the first quarter of 1994.

   The Company recorded income of $750,000 from the license fee in 1989. The Company has also recorded as income its engineering and development payments from WNCT, amounting to $1.1 million, $1.1 million and $0.7 million for each of the years in the three year period ended December 31, 1995, respectively. The Company recorded no such payments from WNCT in 1996. There is no recourse to the Company for these payments. Other than certain future Walker funded research and development activities noted above, the Company has no current plans, obligation or intention to provide additional funding to WNCT.

   In December, 1993, Tenneco Automotive, a division of Tennessee Gas Pipeline Company, purchased shares of common stock of the Company for $3.0 million in cash, at a price per share of approximately $2.70, which was equal to 94% of the price to the public of the shares of the Company's common stock then offered. Immediately thereafter, the Company contributed $1.0 million to the capital of WNCT, following which WNCT repaid $1.0 million of the capital advances made to WNCT by WEM and representatives of WEM. The Company agreed to restructure WNCT. Such restructuring would include giving WNCT worldwide rights for the manufacture and sale of all muffler products except those manufactured and sold in the consumer and defense markets. WNCT also would be expanded to have, in addition to rights it has with respect to vehicular mufflers, worldwide rights to all silencing and vibration applications (e.g., mufflers, cabin quieting, engine mounts, fan quieting and engine block quieting) for all vehicles except trains, aircraft and watercraft. In addition, the Company committed to help fund $4.0 million of product and technology development work of the Company attributable to WNCT. Also pursuant to the agreement with Tenneco Automotive, Walker's right to acquire the Company's interest in WNCT upon the occurrence of certain events was eliminated and Tenneco Automotive had the right to have a representative serve on the Company's Board of Directors. The agreement with Tenneco Automotive and the Company's related funding commitment resulted in 1993 recognition of $3.6 million of previously unrecognized losses and 1994 recognition of $1.4 million of current year losses with respect to the joint venture with WEM. Such losses exceeding the Company's remaining investment in WNCT amounted to $2.9 million at December 31, 1994. Of the $2.9 million, $1.5 million recorded as a current liability. The balance of $1.4 million was classified as a long term liability. The above noted November 15, 1995 Restructuring Agreements significantly altered the foregoing terms of the December 1993 agreement.

   Prior to December 31, 1994, the Company's share of cumulative losses equaled its investment and commitment to the joint venture. The Company had no further obligation or intention to fund any additional losses therefore, the Company suspended applying the equity method.

   Foster/NCT Headsets International, Ltd. ("FNH") was a 50/50 joint venture between Foster Electric Company, Ltd. ("Foster") and the Company. FNH was established as a limited liability company in Japan in March 1991 to develop, design, manufacture and sell active noise cancellation headset systems. FNH had exclusive manufacturing rights for the headsets in the Far East and non-exclusive marketing rights worldwide. Additionally, another joint venture with Foster/NCT Supply, Ltd., ("FNS" as described below) served as a supply joint venture for FNH.

   On July 28, 1995, Foster Electric Co., Ltd. ("Foster"), Foster NCT Headsets International ("FNH") and the Company executed a letter agreement amending the 1991 agreement covering the headset joint venture company, FNH. Pursuant to that agreement Foster acquired the Company's 50% interest in FNH and a license to manufacture headsets for FNH and NCT with tooling currently owned by NCT in consideration for Foster's assumption of FNH's outstanding liabilities of $303,000. The agreement also grants FNH the right to sell certain headsets on an exclusive basis in Japan and a non-exclusive basis throughout the rest of the Far East, in consideration for a royalty on the sale of such headsets.

   Initial capital contributions made by the Company and Foster under the FNH joint venture agreement were 6.5 million yen (historical cost of approximately $47,000) each. In March, 1994 the Company and Foster agreed to jointly and equally increase the capitalization of FNH to a total of 52 million yen resulting in the Company's additional investment of $191,000. The increase in capitalization enabled FNH to launch an expanded marketing effort in the Company's products in the Far East.

   Under related agreements, Foster paid a license fee to the Company of $1 million, which was recognized as income in 1991, and agreed to pay an additional $700,000 to the Company at a rate of two percent of sales after cumulative sales by FNH reach $50 million and the accumulated deficit in FNH is reduced to zero. The license fees paid to date in the amount of $1.0 million are not subject to repayment.

   As part of the February 10, 1995 agreement to dissolve the FNS joint venture, (see FNS Note below) NCT has repurchased the exclusive manufacturing rights for headsets in the Far East from Foster. The Company recorded a charge of $780,000 in 1994 relating to these transactions.

   In return for technical and management assistance provided by Foster, FNH has agreed to pay Foster up to an aggregate amount of $1.4 million based on three percent of sales; the first $700,000 of which are to be paid without restriction based upon sales amount, the remaining $700,000 begin to be paid to Foster when the FNH accumulated deficit is reduced to zero. Through December 31, 1994, the accumulated deficit of FNH was $543,000.

   The Company's above noted incremental investment resulted in the recognition of $42,000 of previously unrecognized losses and $149,000 of current losses with respect to the FNH joint venture in 1994.

   The Company has purchased certain tooling for use by FNH which it has recorded on its books. The tooling will be amortized against products sold by NCT.

   Analog/NCT Supply Ltd. ("ADI/NCT") is a 50/50 joint venture between Analog Devices, Inc. ("ADI") and the Company which was established in June 1992. ADI/NCT was formed to design, develop and manufacture computer chips to be incorporated into the Company's electronic systems. Initial capital contributions by the Company and ADI were nominal. The joint venture and related agreements provide that each party will bear their respective cost of design and development of the computer chips. ADI will manufacture and sell the computer chips to ADI/NCT, based on orders provided to ADI/NCT by the Company, at prices to be agreed upon by the Company and ADI. Administrative services required by ADI/NCT will be provided by ADI, the costs of which will be funded by the joint venture. No such services have been charged to or incurred by the joint venture as of December 31, 1996.

     Harris/NCT Supply, L.L.C. ("HARNCT") is a 50/50 limited liability company owned equally by Harris Corporation ("Harris") and the Company under a Limited Liability Company Agreement concluded in September, 1993 (the "LLC Agreement"). HARNCT will develop and manufacture silicon chips to be incorporated into the Company's electronic systems. Initial capital contributions by the Company and Harris were nominal. The LLC Agreement provides that each party will bear their respective cost of design and development of the silicon chips. Harris will manufacture and sell the silicon chips to HARNCT, based on orders provided to HARNCT by the Company, at prices to be agreed upon by the Company and Harris. Administrative services required by HARNCT will be provided by Harris, the costs of which will be funded by HARNCT. No such services have been charged to or incurred by HARNCT as of December 31, 1996.

   OnActive Technologies, L.L.C. ("OAT") is a limited liability company currently owned 42.5% by Applied Acoustic Research, L.L.C. ("AAR"), 42.5% by the Company and 15.0% by Hoover Universal, Inc., a wholly owned subsidiary of Johnson Controls, Inc.("JCI") (collectively, the "Members") under an Operating Agreement concluded in December, 1995 and amended in May, 1996. OAT will design, develop, manufacture, market, distribute and sell Flat Panel Transducers(TM) ("FPT(TM)") and related components for use in audio applications and audio systems installed in ground based vehicles. Initial capital contributions by the Company and AAR were nominal and no Member is required to make any additional contribution to OAT. In May, 1996, JCI acquired a $1.5 million, 15% equity interest in OAT and acquired exclusive rights in the automotive OEM market to certain of the Company's and AAR's related patents for a total of $1.5 million, which was paid 50/50 to the Company and AAR. In connection therewith, the Company recorded a license fee of $750,000 during the year ended December 31, 1996. The Operating Agreement provides that services and subcontracts provided to OAT by the Members are to be compensated by OAT at 115% of the Members fully burdened cost. However, during 1996, administrative services required by OAT were provided by the Company and not charged to OAT. As of December 31, 1995 the Company recognized $80,000 of income relating to its share of 1995 profit in OAT. As of December 31, 1996 the Company reversed the $80,000 of income which related to its share of the 1996 loss in OAT.

   Foster/NCT Supply, Ltd., ("FNS") was a 30/70 joint venture between the Company and Foster which was established in June 1991 to serve as a supply joint venture for the Company's worldwide activities.

   In late 1994, Foster and the Company agreed that the acquisition of certain assets of ANVT by NCT (see Note 14.) removed the necessity for the continued existence of FNS. An orderly liquidation of FNS was completed in April 1995. The agreement provided for the Company's repurchase from Foster for $0.6 million of the exclusive headset manufacturing rights in the Far East (see FNH note above) and an immediate minimum 5% reduction in the price of headset products to be produced by Foster for the Company. The Company accrued a $0.8 million charge in 1994 relating to this agreement, of which $0.2 million was reflected as a current liability at December 31, 1994.

   Capital contributions required under the joint venture agreement were 3 million yen from the Company and 7 million yen from Foster (approximately
$22,000 and $51,000, respectively). Foster was also required to provide assistance to FNS for research and development activities amounting to $50,000 per month up to an aggregate of $1.2 million, which FNS was to repay to Foster at the rate of one percent of the amount of each month's sales. There was no recourse to the Company should FNS not record sufficient sales for Foster to recover such research and development costs.

   Boet Systeme Actif S.A. ("BSA") was a 49/51 joint venture between NCT Muffler, Inc., a wholly-owned subsidiary of the Company, and S.A. Andre Boet ("Boet"), respectively. BSA was established in 1991 to develop, manufacture in France, and sell worldwide NCT electronic silencers for use on non-automotive internal combustion engines. BSA was responsible for the customization, marketing and sales of the silencers. The Company was to assist BSA with product development and employee training. All supplies were to be purchased by BSA from either Boet or NCT Muffler. Initial capital contributions by NCT Muffler and Boet were not significant.

   As a result of the April, 1994 transfer to WNCT of the rights to market the Company's industrial silencer products and anticipation of the Company's November 15, 1995 agreement with Tenneco Automotive and Walker (see WNCT Note above), in October, 1995 Boet assumed all liabilities of BSA and the Board of Directors of BSA approved the dissolution of the joint venture.

   BSA funded the Company's cost of research and engineering, at a predetermined rate, and reimbursed materials, equipment, tools, supplies and out-of-pocket expenses to Boet and the Company. The joint venture agreement provided that Boet would advance funding for the development, operation and working capital needs of BSA. BSA was to repay Boet through preferential distributions from its excess cash in amounts not to exceed 20% of BSA's net income in each year. Boet contributed an aggregate of approximately $496,000 to BSA through December 31, 1994, none of which was repaid.

   Payments from BSA to the Company for research and engineering aggregated approximately $120,000 through December 31, 1994. License fees from BSA to NCT Muffler aggregated $240,000 through December 31, 1994. The above amounts were recognized as income by the Company since there was no commitment or intention for NCT Muffler to fund any obligations of BSA, nor was there any recourse to NCT Muffler for these payments.

Other Strategic Alliances:

   Foster and the Company entered into an agreement in December 1993, pursuant to which Foster purchased shares of common stock at a value of $2.0 million (the "Foster Shares"), at a price per share of approximately $2.70 equal to 94% of the price to the public of the shares of common stock in the December 1993 offering. Foster paid the purchase price by means of a cash payment of one cent ($.01) per share (the par value of the common stock) and the delivery of a series of promissory notes (the "Foster Notes") in an aggregate principal amount equal to the balance of the purchase price. The Foster Notes were full recourse notes of Foster bearing interest at one percent above the rate of three-year United States Treasury Notes and were to mature on April 17, 1997. The Foster Notes were secured by the Foster Shares until paid or "earned out" as described in the next paragraph. The Foster Notes were recorded as a Common Stock subscription receivable by the Company.

   Foster and the Company entered into an agreement under which Foster provided and the Company purchased $2.0 million of various product and market development services deemed necessary by the Company for commercialization of several new headset and other products and the further development of the Company's Japanese markets. Upon completion of each such project or phase, the agreed budgeted amount therefore was billed to the Company and paid, at the Company's election, either in cash or by discharge of an equivalent amount of the Foster Notes, in which an appropriate number of the Foster Shares were released from the collateralization restrictions and the Common Stock subscription receivable was reduced. During 1995, $1.3 million of such services and assets were purchased by the Company and, at the Company's election was satisfied through the discharge of an equivalent amount of the Foster Notes. As of December 31, 1995, the Foster Notes have been paid-in-full.

   Foster and the Company's wholly owned subsidiary, NCT Far East ("NCTFE") entered into a marketing agreement in November 1991 under which Foster agreed to fund up to $500,000 for the establishment of a marketing office in Tokyo. This funding was reimbursed through the issuance of 150,000 shares of common stock of the Company to Foster in 1992 and future payments to Foster by NCTFE equal to 25% of NCTFE pretax profits, as defined, until Foster has recovered 100% of funding in excess of $300,000. The market value of the Company's common stock issued to Foster ($300,000) was charged to operations in 1992. Through December 31, 1995, $185,200 has been funded by Foster under the marketing agreement. Further, commissions payable by NCTFE to Foster under this agreement are based upon sales by customer and 5% of any engineering and development or working capital funding acquired through Foster's efforts.

   Interkeller AG ("Interkeller"), a member of Rieter Holding Limited, and the Company entered into a strategic alliance in June 1992 to improve the noise reduction in vehicles through the combination of NCT's active cabin quieting system ("ACQS") and Interkeller technology. Under the agreement, Interkeller performed acoustic studies in the field of electronic cabin quieting in vehicles, and the Company sold Interkeller a prototype ACQS and licensed Interkeller the right to use related software in connection with acoustic studies under the agreement, for which Interkeller has paid a license fee and contributed $240,000 to the Company over a two year period, ending June 1994. As of December 31, 1994, the Company has recognized cumulative license fee income of $180,000 and $97,000 for consultation and development under the June 1992 agreement. The contract has not been renewed.

   AB Electrolux ("Electrolux") and the Company entered into a Joint Development Cooperation Agreement in June 1991 which provides for the Company to design, develop and supply active systems for quieting certain Electrolux products. Electrolux agreed to pay the Company $65,000 per month for two years, which the Company has recorded as engineering and development income. These development costs may be recovered by Electrolux through royalties on net sales to other manufacturers of competing products up to 250% of the engineering and development costs funded by Electrolux. Electrolux agreed to purchase components for the manufacture of related systems for its products from the Company. If Electrolux purchases such components from other sources, a royalty of 6% of the net invoice price will be due to the Company.

   Further, the Company granted Electrolux a worldwide non-exclusive license to utilize related proprietary technology for the life of such patents for a fee of $500,000 payable in monthly installments of $20,000, and agreed to limit the Company's licensing of such technology to five white goods manufacturers for a period of five years. In January 1994 such limitations on the Company's technology licensing were terminated by an amendment to the original agreement. The $500,000 license fee was recognized as income in 1991, all of which was paid as of December 31, 1993.

   Ultra Electronics Ltd. (formerly Dowty Maritime Limited) ("Ultra") and the Company entered into a teaming agreement in May 1993 to collaborate on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the Company provided informational and technical assistance relating to the aircraft quieting system and Ultra reimbursed the Company for expenses incurred in connection with such assistance. Ultra was responsible for the marketing and sales of the products. The Company was to supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra.

   In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million and a future royalty of 1-1/2 % of sales commencing in 1998. Under the agreement, Ultra has also acquired the Company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and has employed certain of the Company's employees.

   Accordingly, the Company recorded $2.6 million as a technology licensing fee relating to the net amount received from above noted amended teaming agreement and the licensing and royalty agreement in the first quarter of 1995.

   Siemens Medical Systems, Inc. ("Siemens") and NCT Medical Systems, Inc. ("NCTM"), a 90%-owned subsidiary of the Company, entered into an agreement in March 1992 to supply Siemens with NCTM/MRI systems, a noise cancellation and audio system for Magnetic Resonance Imaging systems ("MRI"), on an exclusive basis at specified quantities over two years. In return, Siemens agreed to utilize only NCTM/MRI systems in their MRI's during the two year period. During 1994, 1995 and 1996 NCTM has sold 48, 26 and 35 units, respectively, to Siemens. In late November 1993, the Company and Siemens signed a new agreement, superseding the 1992 agreement, which provides for the purchase by Siemens from the Company of European and U.S. versions of the Company's MRI headsets suitable for use with Siemens' MRI machines.

4. Inventories:

Inventories comprise the following:

                                          December 31,
                                       1995         1996
                                    ----------   ----------
  Components                        $  716,200   $  542,700
  Finished goods                     1,339,900      619,600
                                    ----------   ----------
  Gross inventory                   $2,056,100    1,162,300
  Reserve for obsolete &
  slow moving inventory               (355,000)    (262,100)
                                    ----------   ----------
  Inventory, net of reserves        $1,701,100   $  900,200
                                    ==========   ==========


5. Property and Equipment:

Property and equipment comprise the following:


                           Estimated
                           Useful            December 31,
                           Life        -----------------------
                           (Years)        1995        1996
                          -----------  ----------- -----------
  Machinery and equipment       5      $1,852,800  $1,763,000
  Furniture and fixtures        5         777,600     749,200
  Leasehold improvements     7-10       1,155,600   1,185,400
  Tooling                     1-3       1,430,300   1,061,900
  Other                      5-10         118,400     166,600
                                       ----------- -----------
       Gross                           $5,334,700  $4,926,100
  Less, accumulated depreciation       (2,437,600) (2,873,600)
       Net                             $2,897,100  $2,052,500
                                       =========== ===========

     Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $531,000, $588,000 and $518,000, respectively.

6. Common Stock:

Private Placements:

   On November 8, 1995 the Company entered into a stock purchase agreement for the sale of 4.8 million shares of its common stock in a private placement to a foreign investor in consideration for $3.3 million in net proceeds to the Company. The closing of the transaction occurred on November 14, 1995. The purchaser of the common stock was subject to certain resale and transfer restrictions including those under Regulation S of the United States Securities Act of 1933, as amended.

   The Company completed a private placement of 2.0 million shares of its common stock on August 4, 1995 receiving approximately $0.7 million in net proceeds. The purchaser of the common stock was subject to certain resale and transfer restrictions including those under Regulation D of the Securities Act of 1933, as amended. As provided for in the Stock Purchase Agreement, within nine months of the closing date, the Company was obligated to file a registration statement with the Securities and Exchange Commission covering the registration of the shares for resale by the purchaser.

   On March 28, 1996, the Company sold 2.0 million shares of its common stock in a second private placement with the investor in the private placement described in the preceding paragraph that provided net proceeds to the Company of $0.7 million under terms and conditions substantially the same as those of the earlier private placement. A registration statement covering the 4.0 million shares of the Company's common stock issued in connection with this private placement and the one described in the preceding paragraph was declared effective by the Commission on September 3, 1996.

   On April 10, 1996, the Company sold an additional 1,000,000 shares, in the aggregate, of its common stock in a private placement with three institutional investors that provided net proceeds to the Company of $0.3 million.
Contemporaneously, the Company sold secured convertible term notes in the aggregate principal amount of $1.2 million to those institutional investors and granted them each an option to purchase an aggregate of $3.45 million of additional shares of the Company's common stock. The per share conversion price under the notes and the exercise price under the options are equal to the price received by the Company for the sale of such 1,000,000 shares subject to certain adjustments.

   On July 17, 1996, the Company's stockholders authorized an increase in the Company's authorized capital to 140,000,000 shares.

   On August 13, 1996, the three institutional investors converted their secured, convertible term notes and exercised their options in full. As a result, the Company issued 13,403,130 shares, in the aggregate, of its common stock to such investors, received $3.45 million in cash, and effected by conversion to its common stock the payment of the notes together with the accrued interest thereon.

   On August 29, 1996, the Company sold 1.8 million shares of its common stock to the same foreign investor which purchased 4.8 million shares of the Company's common stock in November, 1995. The Company received $0.9 million of net proceeds. The purchaser is subject to certain resale and transfer restrictions with respect to these shares.

   See Note 15. "Subsequent Events" with respect to private placements of the Company's common stock subsequent to December 31, 1996.

Expenses paid with common stock:

   During 1994, the Company entered into agreements with third parties to issue common stock in satisfaction of certain obligations which amounted to $700,000.


Stock subscription receivable:

   The $13,000 stock subscription receivable at December 31, 1995 was due from a former director and was paid in 1996.

   In December 1993, Foster and the Company entered into a definitive agreement pursuant to which Foster purchased shares of common stock for a cash payment of one cent ($.01) per share (the par value of the common stock) and the delivery of a series of promissory notes (the "Foster Notes") in an aggregate principal amount equal to the balance of the purchase price. The Foster Notes were full recourse notes of Foster bearing interest at one percent above the rate of three-year United States Treasury Notes and were to mature on April 17, 1997. The Foster Notes were collateralized by the Foster Shares until paid or "earned out" (see Note 3). No shares could be sold by Foster, irrespective of the payment of any of the Foster Notes, until June 23, 1994. As of December 31, 1995 the Foster Notes have been paid-in-full.


Shares reserved for common stock options and warrants:

   At December 31, 1996, aggregate shares reserved for issuance under common stock option plans and warrants amounted to 15.7 million shares of which common stock options and warrants for 12.5 million shares are outstanding (see Note 7.) and 12.3 million shares are exercisable.


7.  Common Stock Options and Warrants:

Stock Options:

   The Company applies APB 25 in accounting for its various stock option incentive plans and warrants and, accordingly, recognizes compensation expense as the difference, if any, between the fair value of the underlying common stock and the grant price of the option on the date of grant. The effect of applying SFAS No. 123 on 1995 and 1996 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future periods due to, among other factors, (I) the vesting period of the stock options and (ii) the fair value of additional stock option grants in future periods. If compensation expense for the Company's stock option plans and warrants had been determined based on the fair value of the options or warrants at the grant date for awards under the plans in accordance with the methodology prescribed under SFAS No. 123, the Company's net loss would have been $5.8 million and $12.8 million, or $(.07) per share and $(.13) per share in 1995 and 1996, respectively. The fair value of the options and warrants granted in 1995 and 1996 are estimated in the range of $0.44 to $1.25 and $0.48 to $0.58 per share, respectively, on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions: dividend yield 0%, volatility of 1.040 and
1.225 in 1995 and 1996, respectively, risk free interest rates in the range of 5.63% to 7.84% and 5.05% to 6.50% for 1995 and 1996, respectively, and expected life of 3 years.

   The Company's 1987 Stock Option Plan (the "1987 Plan") provides for the granting of up to 4,000,000 shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares may be granted under the 1987 Plan to persons who, in the case of incentive stock options, are full-time employees (including officers and directors) of the Company; or, in the case of nonstatutory stock options, are employees or non-employee directors of the Company. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant and may be exercisable over a ten-year period. The exercise price and duration of the nonstatutory stock options are to be determined by the Board of Directors.

   Additional information with respect to 1987 Plan activity is summarized as follows:

                                     Years Ended December 31,
                       -------------------------------------------------------
                            1994              1995               1996
                       ---------------- ------------------ -------------------
                               Weighted          Weighted             Weighted
                               Average           Average              Average
                               Exercise          Exercise             Exercise
                       Shares  Price     Shares  Price      Shares    Price
                       ------- -------- -------- ---------  --------  --------
Outstanding at         2,089,741  $0.57  1,790,472  $0.58  1,540,000     $0.56
 beginning of year
Options granted                -      -          -      -          -        -
Options exercised       (289,269)  0.49   (232,651)  0.66          -        -
Options canceled,        (10,000)  1.49    (17,821)  1.39    (40,000)     1.31
 expired or forfeited
                       ---------         ---------         ---------
Outstanding at end     1,790,472  $0.58  1,540,000  $0.56  1,500,000     $0.54
 of year               =========         =========         =========
Options exercisable    1,790,472  $0.58  1,540,000  $0.56  1,500,000     $0.54
 at year-end           =========         =========         =========

   The following table summarizes information about 1987 Plan stock options outstanding at December 31, 1996:


                        Options Outstanding
                    ----------------------------------
                                 Weighted                       Options
                                 Average                      Exercisable
                                 Remaining              -----------------------
                                 Contractual  Weighted                 Weighted
                                 Life         Average                  Average
Range of Exercise   Number       (In          Exercise  Number         Exercise
Price               Outstanding  Years)       Price     Exercisable    Price
-----------------   -----------  -----------  --------  -----------    --------
$0.50 to $0.78      1,500,000       0.17       $0.54    1,500,000        $0.54


   As of December 31, 1996, options for the purchase of 67,821 shares were available for future grant under the 1987 Plan.

   Additional information with respect to non-plan stock option activity is summarized as follows:

                                     Years Ended December 31,
                       -------------------------------------------------------
                             1994              1995               1996
                       ------------------ -----------------  -----------------
                                 Weighted         Weighted            Weighted
                                 Average          Average             Average
                                 Exercise         Exercise            Exercise
                       Shares    Price    Shares   Price     Shares   Price
                       ------    ------  -------   --------  -------  --------
Outstanding at         1,948,791  $2.05  1,641,995   $1.98   403,116  $1.04
 beginning of year
Options granted               -      -           -       -         -       -
Options exercised       (113,000)  0.55   (328,667)   0.51   (26,667)  0.50
Options canceled,      (193,796)   3.55   (910,212)   2.92    (4,000)  1.33
 expired or forfeited
                      ---------          ---------           --------
Outstanding at end    1,641,995   $1.98    403,116   $1.04    372,449  $1.08
 of year
                      =========          =========           ========

Options exercisable   1,458,495   $1.82    399,116   $1.02    370,449  $1.07
at year-end
                      =========          =========           ========


   The following table summarizes information about non-plan stock options outstanding at December 31, 1996:


                        Options Outstanding
                    ----------------------------------
                                 Weighted                        Options
                                 Average                       Exercisable
                                 Remaining                ---------------------
                                 Contractual  Weighted                 Weighted
                                 Life         Average                  Average
Range of Exercise   Number       (In          Exercise    Number       Exercise
Price               Outstanding  Years)       Price       Exercisable  Price
------------------- -----------  -----------  --------    -----------  --------
$0.50 to $5.36        372,449       3.17       $1.08        370,449      $1.07

   On October 6, 1992, the Company adopted a stock option plan (the "1992 Plan") for the granting of options to purchase up to 1,639,865 shares of common stock to officers, employees and certain directors and on that date granted options on 1,357,989 shares at a price of $2.375 under the 1992 Plan. On April 14, 1993, the Company amended the 1992 Plan to provide for the granting of options and restricted stock awards covering up to an additional 4,360,135 shares of common stock to officers, employees and non-employee directors. The exercise price of all options granted under the 1992 Plan may not be less than the market value of a share of common stock on the date of grant. On May 27, 1993, the 1992 Plan and the grants received stockholder approval at the 1993 Annual Meeting of Stockholders. On November 8, 1995, in connection with the Company's action undertaken to make shares of the Company's common stock available for issuance in private placements to raise additional working capital for the Company, the Company again amended the 1992 Plan to provide for the granting of options and restricted stock awards to officers, employees and non-employee directors covering a total of 10,000,000 shares of common stock. On July 17, 1996, the amendment to the 1992 Plan received stockholder approval at the 1996 Annual Meeting of Stockholders. At December 31, 1996, options for 6,022,765 shares are outstanding, of which 5,835,265 are exercisable under this plan at prices ranging from $.656 to $4.00.

   Additional information with respect to 1992 Plan activity is summarized as follows:

                                    Years Ended December 31,
                       -------------------------------------------------------
                            1994             1995              1996
                       ---------------  ----------------  --------------------
                                  Weighted          Weighted          Weighted
                                  Average           Average           Average
                                  Exercise          Exercise          Exercise
                       Shares     Price    Shares   Price    Shares   Price
                       ---------  -------- -------  -------- -------  --------
Outstanding at         2,664,927  $3.07  4,058,542   $2.75  4,004,248    $1.00
 beginning of year
Options granted        1,718,004   2.24  5,386,422    1.04  2,156,500     0.67
Options exercised         (6,210)  2.38   (161,423)   0.85    (33,533)    0.75
Options canceled,       (318,179)  2.74 (5,279,293)   2.29   (104,450)    1.37
 expired or forfeited
                       =========         =========          =========
Outstanding at end of  4,058,542  $2.75  4,004,248    1.00  6,022,765    $0.86
 year
                       =========         =========          =========

Options exercisable    3,851,042  $2.84  1,534,335   $1.31  5,835,265    $0.86
 at year-end
                       =========         =========          =========

   The following table summarizes information about 1992 Plan stock options outstanding at December 31, 1996:


                            Options Outstanding
                    -----------------------------------
                                  Weighted                     Options
                                  Average                    Exercisable
                                  Remaining               ---------------------
                                  Contractual  Weighted                Weighted
                                  Life         Average                 Average
Range of Exercise   Number        (In          Exercise   Number       Exercise
Price               Outstanding   Years)       Price      Exercisable  Price
-----------------   -----------   -----------  --------   -----------  --------
$0.66 to $4.00      6,022,765        4.20       $0.86     5,835,265     $0.86

   On November 15, 1994 the Board of Directors adopted the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Directors Plan"), as amended. Under the Directors Plan 821,000 shares have been approved by the Board of Directors for issuance. The options granted under the Directors Plan have exercise prices equal to the fair market value of the Common Stock on the grant dates, and expire five years from date of grant. On November 8, 1995, in connection with the Company's action undertaken to make shares of the Company's common stock available for issuance in private placements to raise additional working capital for the Company, the Company amended the Directors Plan. This amendment included an increase in the number of shares of common stock of the Company covered by the Directors' Plan from 725,000 to 821,000. On July 17, 1996, the amendment to the Directors Plan received stockholder approval at the 1996 Annual Meeting of Stockholders.

   As of December 31, 1996, 2,457,311 shares were available for future grants of restricted stock awards and for options to purchase common stock under the 1992 Plan.

   Additional information with respect to Director's Plan activity is summarized as follows:

                                   Years Ended December 31,
                       --------------------------------------------------
                           1994             1995              1996
                       --------------  ---------------- -----------------
                                Weighted             Weighted          Weighted
                                Average              Average           Average
                                Exercise             Exercise          Exercise
                       Shares   Price     Shares     Price     Shares  Price
                       -----    --------  ---------  --------  ------  --------
Outstanding at               -     $  -     240,000   $0.97    821,000   $0.73
 beginning of year
Options granted        240,000     0.97   1,076,000    0.77          -       -
Options exercised            -        -           -       -          -       -
Options canceled,            -        -    (495,000)   0.92    (75,000)   0.75
 expired or forfeited  -------            ---------            -------

Outstanding at end     240,000    $0.97     821,000   $0.73    746,000   $0.73
 of year
                       =======            =========            =======

Options exercisable          -        -     305,000   $0.70    746,000   $0.73
 at year-end
                       =======            =========            =======

   The following table summarizes information about Director's Plan stock options outstanding at December 31, 1996:


                             Options Outstanding
                    -------------------------------------
                                 Weighted                        Options
                                 Average                        Exercisable
                                 Remaining                 --------------------
                                 Contractual   Weighted                Weighted
                    Number       Life          Average                 Average
Range of Exercise   Outstanding  (In           Exercise    Number      Exercise
Price                            Years)        Price       Exercisable Price
------------------- -----------  -----------   --------    ----------- --------
$0.66 to $0.75       746,000       2.88         $0.73        746,000    $0.73

   As of December 31, 1996, options for the purchase of 75,000 shares were available for future grants under the Director's Plan.

Warrants:

   The Company had shares of its common stock reserved at December 31, 1994,December 31, 1995, and December 31, 1996, for warrants outstanding, all of which are exercisable.

   Additional information with respect to warrant activity is summarized as follows:

                                     Years Ended December 31,
                       -----------------------------------------------------
                            1994              1995               1996
                       ---------------- -----------------  -----------------
                                  Weighted            Weighted          Weighted
                                  Average             Average           Average
                                  Exercise            Exercise          Exercise
                       Shares     Price     Shares    Price     Shares  Price
                       ---------  --------  ------    --------  ------  --------
Outstanding at         6,540,388   $0.99   4,829,896   $1.20  4,032,541   $0.71
 beginning of year
Options granted           89,000    1.03   2,418,750    0.76          -       -
Options exercised     (1,799,492)   0.42    (327,105)   0.76   (144,002)   0.45
Options canceled,              -       -  (2,889,000)   1.57          -       -
 expired or forfeited
                       =========           =========          =========
Outstanding at end     4,829,896   $1.20   4,032,541   $0.71  3,888,539   $0.72
 of year
                       =========           =========          =========

Options exercisable    4,829,896   $1.20   4,032,541   $0.71  3,888,539   $0.72
at year-end
                       =========           =========          =========


   The following table summarizes information about warrants outstanding at December 31, 1996:


                            Warrants Outstanding
                    ----------------------------------
                                 Weighted                        Warrants
                                 Average                       Exercisable
                                 Remaining                ---------------------
                                 Contractual  Weighted                 Weighted
                                 Life         Average                  Average
Range of Exercise   Number       In           Exercise    Number       Exercise
Price               Outstanding  Years)       Price       Exercisable  Price
-----------------   -----------  -----------  --------    -----------  --------
$0.20 to $4.00      3,888,539      1.48        $0.72       3,888,539    $0.72

   In 1995, the Company issued 2,144,750 at market value then currently unexercisable warrants to certain directors and officers. These new unexercisable warrants were equal to 115% of 1,865,000 warrants forfeited to enable the Company to assemble sufficient shares of common stock to complete the 1995 private placements (see Note 6). The 15% increase in the number of replacement vs. forfeited warrants was in consideration for the unexercisability of the at-the-money replacement warrants until such time there are a sufficient quantity of shares available to cover the exercise of the subject warrants. Also in 1995, the Company similarly issued 274,000 at market value then currently unexercisable warrants to purchase shares of the Company's common stock to two outside consultants who forfeited an equivalent number of out-of-the-money warrants for the purpose noted above. At the Annual Meeting of Stockholders held on July 17, 1996, the stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number shares of Common Stock authorized thereunder from 100,000,000 shares to 140,000,000 shares thereby providing a sufficient quantity of shares of common stock to cover the exercise of the above noted warrants.

8.  Related Parties:

   In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Chairman of the Board of Directors of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. During the fiscal year ended December 31, 1996, the Company was not required to make any such payments to ERI under these agreements.

   In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1993, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and
 .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

   Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

   Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1996, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

   The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1996, the Company made no payments to QSI.

   In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances include NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs incurred by QSI in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due and QSI loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

   Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

   In April 1995, the Company and QSI entered into another letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each and the payment of the indebtedness to be paid under the letter agreement described in the preceding paragraph was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, non payment of which is to constitute an event of termination under the Master Agreement.

   On May 21, 1996, the Company and QSI entered into another letter agreement extending the time by which the payments from QSI to the Company under the April 1995 letter agreement described above were to be made. Under the letter the payment of certain arrearages in the payment of the exclusivity fee was to be made not later than June 15, 1996, with the balance continuing to be payable by monthly payments of $8,333 and as provided in the May 1995 letter agreement. In addition the payment of the other indebtedness owed by QSI to the Company was to be paid by a payment of $25,000 at the time QSI obtained certain anticipated financing with the balance paid by monthly payments of $15,000 each. Default in QSI's timely payment of any of the amounts specified in the May 21, 1996 letter agreement was to cause the immediate termination of the Master Agreement and all rights granted to QSI thereunder.

   On April 9, 1997, the Company and QSI entered into another letter agreement revising the payment schedule set forth in the May 21, 1996 letter agreement applicable to the payment of the indebtedness owed to the Company by QSI other than the unpaid portion of the exclusivity fee. Under the revised schedule, the full amount of such indebtedness is to be paid by an initial payment of $125,000 on or before April 21, 1997, and a second payment of $200,000 upon the closing of a proposed financing in June 1997 or on January 1, 1998, whichever first occurs. The Company is also entitled to receive 15% of any other financing obtained by QSI in the interim as well as interest at the rate of 10% per annum on the unpaid amount of such indebtedness from July 1, 1997. The letter agreement also provides for the continuation of QSI's payment of the exclusivity fee in accordance with the earlier letter agreements as well as the payment of $11,108 by April 21, 1997, for headset products sold by the Company to QSI in 1996. In the event of a default in QSI's timely payment of any of the amounts specified in the April 9, 1997 letter agreement, the Company has the right to cause the termination of the Master Agreement and all rights granted by QSI thereunder upon 10 days notice of termination to QSI.

      As of April 10, 1997, QSI has paid all installments due and payable for the exclusivity fee and, other than as described above, owes no other amounts to the Company.

   During 1994, 1995 and 1996 the Company purchased $2.2 million, $0.5 million and $0.6 million respectively, of products from its various manufacturing joint venture entities of which $0.3 million was included in accounts payable at December 31, 1995. There were no accounts payable related to manufacturing joint venture entities at December 31, 1996 reflecting the termination or transfer of ownership of the subject ventures in 1995 (see Note 3.).

   As discussed in Note 6., the Company had stock subscription receivables from a joint venture partner in 1994 and a former director in 1995, which were paid in 1996.


9. Income Taxes:

   The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the Company determines that it is more likely than not that a deferred tax asset will not be realized. The Company's temporary differences primarily result from depreciation related to machinery and equipment, compensation expense related to warrants, options and reserves. The adoption of the aforementioned accounting standard had no effect on previously reported results of operations.

   At December 31, 1996, the Company had available net operating loss carryforwards of approximately $67.4 million and research and development credit carryforwards of $1.2 million for federal income tax purposes which expire as follows:

                  Net         Research
                                 and
               Operating     Development
     Year       Losses         Credits
              ------------   ------------
     1999        $151,500             --
     2000         129,300             --
     2001         787,200             --
     2002       2,119,000             --
     2003       1,974,000             --
     2004       1,620,500             --
     2005       3,869,900       $141,000
     2006       1,822,500        191,900
     2007       6,865,800        117,800
     2008      13,455,500        320,500
     2009      16,292,500        413,200
     2010       9,385,900         61,400
     2011       8,887,400             --
     Total    $67,361,000     $1,245,800
              ============   ============

   The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation. The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to the increase in the valuation allowance of $5,883,600, $1,395,000 and $3,251,100 in 1994, 1995 and
1996, respectively.

   The types of temporary differences that give rise to significant portions of the deferred tax assets and the federal and state tax effect of those differences as well as federal net operating loss and research and development credit at December 31, 1995, and 1996 were as follows:


                              1995          1996
                          ------------  ------------
  Accounts receivable     $   280,900   $   280,700
  Inventory                   155,700       107,800
  Property and equipment      102,000       187,300
  Accrued expenses             36,600       243,300
  Stock compensation        2,651,400     2,684,000
  Other                       349,100       324,100
                           ----------   -----------
     Total temporary      $ 3,575,700   $ 3,827,100
     differences
  Federal net operating    19,964,500    22,902,800
  losses
  Federal research and      1,184,400     1,245,800
  development credits
                          -----------   -----------
                          $24,724,600   $27,975,700
  Less: Valuation         (24,724,600)  (27,975,700)
  allowance
                          -----------   -----------
     Deferred taxes       $        --   $        --
                          ===========   ===========

10. Litigation:

   On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunal of Milan, Milan, Italy. The suit requests the Court to award judgment in favor of Mr. Valerio as follows: (i) establish and declare that a proposed independent sales representation agreement submitted to Mr. Valerio by the Company and signed by Mr. Valerio but not executed by the Company was made and entered into between Mr. Valerio and the Company on June 30, 1992; (ii) declare that the Company is guilty of breach of contract and that the purported agreement was terminated by unilateral and illegitimate withdrawal by the company; (iii) order the Company to pay Mr. Valerio $30,000 for certain amounts alleged to be owing to Mr. Valerio by the Company; (iv) order the Company to pay commissions to which Mr. Valerio would have been entitled if the Company had followed up on certain alleged contacts made by Mr. Valerio for an amount to be assessed by technicians and accountants from the Court Advisory Service; (v) order the Company to pay damages for the harm and losses sustained by Mr. Valerio in terms of loss of earnings and failure to receive due payment in an amount such as shall be determined following preliminary investigations and the assessment to be made by experts and accountants from the Court Advisory Service and in any event no less than 3 billion Lira ($18.9 million); and (vi) order the Company to pay damages for the harm done to Mr. Valerio's image for an amount such as the judge shall deem equitable and in case for no less than 500 million Lira ($3.1 million). The Company retained an Italian law firm as special litigation counsel to the Company in its defense of this suit. On March 6, 1996, the Company, through its Italian counsel, filed a brief of reply with the Tribunal of Milan setting forth the Company's position that: (i) the Civil Tribunal of Milan is not the proper venue for the suit, (ii) Mr. Valerio's claim is groundless since the parties never entered into an agreement, and (iii) because Mr. Valerio is not enrolled in the official Register of Agents, under applicable Italian law Mr. Valerio is not entitled to any compensation for his alleged activities. A preliminary hearing before the Tribunal was held on May 30, 1996, certain pretrial discovery has been completed and a hearing before a Discovery Judge was held on October 17, 1996. Submissions of the parties final pleadings were to be made in connection with the next hearing which was scheduled for April 3, 1997. On April 3, 1997, the Discovery Judge postponed this hearing to May 19, 1998, due to a reorganization of all proceedings before the Tribunal of Milan. Management is of the opinion that the lawsuit is without merit and will contest it vigorously. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations.
However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a severe material effect on quarterly or annual operating results.


11. Commitments and Contingencies:

   The Company is obligated for minimum annual rentals (net of sublease income) under operating leases for offices and laboratory space, expiring through December 2001 with various renewal options, as follows:


   Year Ending
   December 31,     Amount
  -------------   ----------
     1997         $  539,500
     1998            541,800
     1999            482,400
     2000            270,300
     2001             12,600
                  ==========
     Total        $1,846,600
                  ==========

   Rent expense was $760,400, $794,200 and $573,000 for each of the three years ended December 31, 1994, 1995 and 1996, respectively. During 1995, rent expense was paid, in part, through the issuance of common stock (see Note 6.).

      In April, 1996, the Company established the Noise Cancellation Employee Benefit Plan (the "Benefit Plan") which provides, among other coverage, certain health care benefits to employees and directors of the Company's United States operations. The Company administers this modified self insured Benefit Plan through a commercial third party administrative health care provider. The Company's maximum aggregate benefit exposure in each Benefit Plan fiscal year is limited to $1.0 million while combined individual and family benefit exposure in each Benefit Plan fiscal year is limited to $35,000. Benefit claims in excess of the above mentioned individual or the maximum aggregate stop loss are covered by a commercial third party insurance provider to which the Company pays a nominal premium for the subject stop loss coverage. The Company records benefit claim expense in the period in which the benefit claim is incurred. As of March 25, 1997, the Company was not aware of any material benefit claim liability.

12. Information on Business Segments:

   The Company operates in only one business segment, specifically engaged in the design, development, production and distribution of electronic systems that actively reduce noise and vibration. The Company's worldwide activities consist of operations in the United States, Europe and Japan. Revenue, (income) loss and identifiable assets by geographic area are as follows:

                                  Twelve Months Ended
                                     December 31,
                        ----------------------------------------
                           1994           1995          1996
                        ------------   ------------  -----------
    Revenues
       United States     $4,610,600    $ 6,095,300   $ 2,673,500
       Europe             2,130,900      4,065,200       480,400
       Far East             382,400        305,800         9,700
                         ----------     ----------    ----------
            Total        $7,123,900    $10,466,300   $ 3,163,600
                         ==========    ===========    ==========

    Net (Income) Loss
       United States    $21,446,600     $3,761,100   $ 9,752,000
       Europe              (12,100)       (36,000)       911,500
       Far East             472,200        343,400       160,800
                        -----------     ----------    ----------
            Total       $21,906,700     $4,068,500   $10,824,300
                        ===========     ==========   ===========

    Identifiable Assets
        United States   $10,493,900     $8,997,400   $ 5,366,000
        Europe            1,877,500        586,000       515,200
                        -----------     ----------   -----------
            Total       $12,371,400     $9,583,400   $ 5,881,200
                        ===========     ==========   ===========


13.  Accounting for Certain Investments in Debt and Equity Securities:

   On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, (SFAS No. 115) "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 prescribes the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Company has classified its investments, consisting of a portfolio of short term U.S. Treasury Bills and related investments, as trading securities which are reported at fair market value. The cumulative effect of adoption of the new standard as of January 1, 1994, is not material. During the twelve month period ended December 31, 1994, the Company recorded charges totaling $375,200 relating to realized and unrealized losses in its investments. No such charge was incurred in 1995 or 1996. Interest income from investments was $587,000, $53,000 and $28,000 for the twelve months ended December 31, 1994, 1995 and 1996 respectively.

14.  Acquisition of Certain ANVT Assets:

   On September 16, 1994, the Company acquired the patents, technology, other intellectual property and certain related tangible assets of ANVT. The Company also acquired all rights under certain joint venture and customer agreements subject to the consent of the other parties to those agreements.

   Under the acquisition agreement, the Company paid $200,000 plus 2,000,000 shares of its common stock resulting in a total purchase price of $2,400,000. In addition, ANVT is entitled to a future contingent earn-out based on revenues generated by the ANVT contracts assigned to the Company as well as certain types of agreements to be entered into by the Company with parties previously having a business relationship with ANVT. Future contingent payments, if any, will be charged against the associated revenues. Companies that were parties to agreements with ANVT on the closing date include Fiat CIEI S.p.A. (a Fiat/Gilardini affiliate), Alpine Electronics, Inc., Applied Acoustic Research, Inc., GEC-Marconi Avionics Limited and Arvin Industries, Inc. As of the period ended December 31, 1996, no such contingent earn-out or payments were due ANVT.

   The shares of common stock issued to ANVT were valued at the average of the published price (less a discount to reflect the time required to register the subject shares) of the Company's common stock during the period commencing with the announcement of the transaction and ending on September 16, 1994. The purchase price has been allocated to the following assets, under the purchase method of accounting, based upon their estimated fair value at the date of acquisition as follows:

  Patents and Other Intangibles             $1,700,000
  Research and Development In-Process          500,000
  Property and Equipment                       200,000
                                            ----------
       Total                                $2,400,000
                                            ==========

   The Company allocated $500,000 to in-process research and development projects, resulting in a corresponding charge to the Company's operations in 1994.

   The patents are being amortized over their respective remaining lives, which at the time of acquisition ranged from one to seventeen years.


15.  Subsequent Events:

   On November 19, 1996, the Company entered into an agreement to sell an aggregate amount of $3.0 million of non-voting subordinated convertible debentures (the "Debentures") in a private placement to a group of Canadian investors (the "Investor") through a sole dealer. The closing was to occur on or before November 27, 1996. The Debentures, issued pursuant to Regulation S of the Securities Act of 1933 ("the November 1996 Financing") were to be due December 31, 1999 and earn 8% interest per annum, payable quarterly in either cash or the Company's common stock at the Company's sole option. Subject to certain common stock resale restrictions, the Investor, at its discretion, would have been able to convert the principal and interest due on the Debentures into the Company's common stock at any time on or after January 20, 1997. In the event of such a conversion, the conversion price would be the lessor of 85% of the closing bid price of the Company's common stock on the closing date or 70% of the average closing bid price for the five trading days immediately preceding the conversion. To provide for the above noted conversion and interest payment options, the Company would, at closing, reserve and subsequently cause to be deposited with an escrow agent 15 million shares of the Company's common stock. Subject to certain conditions, the Company also had the right to require the Investor to convert all or part of the Debentures under the above noted conversion price conditions after February 15, 1998. Subsequent to the closing date of the above financing, the Company was to use its best efforts to carry out the necessary actions to effect at least a 10:1 reverse split of the Company's common stock.

   The November 1996 financing was not completed as described above. The Company increased the aggregate amount of debentures offered to $4.0 million and obtained subscriptions for $3.9 million of such amount, of which $3.4 million was completed with five investors that are different than the Investor described above, between January 15, 1997 and March 25, 1997, which resulted in net proceeds to the Company of $3.2 million. An additional $0.5 million of debentures has been subscribed for by one investor which is to close after that investor converts $0.75 million of its current holdings of $1.5 million of debentures into common stock of the Company. The terms of the debentures are similar to those described above, but the conversion price, if the average bid price of the stock for the five days preceding conversion is used as the basis for computing conversion, ranges from 75% to 60%% of that price and there is no requirement that the Company use its best efforts to carry out the necessary actions to effect at least a 10:1 reverse split of the Company's common stock.

   On March 28, 1997, the Company and New Transducers Ltd. ("NXT"), a wholly owned subsidiary of Verity Group PLC ("Verity") executed a cross licensing agreement. Under terms of the agreement, the Company will license patents and patents pending which relate to FPT(TM) technology to NXT, and NXT will license patents and patents pending which relate to parallel technology to the Company. In consideration of the license, NCT recorded a $3.0 million license fee receivable from NXT as well as royalties on future licensing and product revenue. Concurrently with the cross licensing agreement, the Company and Verity executed agreements granting each an option for a four year period commencing on March 28, 1998, to acquire a specified amount of the common stock of the other subject to certain conditions and restrictions. With respect to the Company's option to Verity, 3.8 million shares of common stock (approximately 3.4% of the then issued and outstanding common stock) of the Company are covered by such option, and 5.0 million ordinary shares (approximately 2.0% of the then issued and outstanding ordinary shares) of Verity are covered by the option granted by Verity to the Company. The exercise price under each option is the fair value of a share of the applicable stock on March 28, 1997, the date of grant. If the Company does not obtain stockholder approval of an amendment to its Certificate of Incorporation increasing its common stock capital by an amount sufficient to provide shares of the Company's common stock issuable upon the full exercise of the option granted to Verity by September 30, 1997, both options expire.

Corporate Information

--------------------------------------------------------------------------
Officers

Jay M. Haft                          Irene Lebovics
Chairman of the Board                Senior Vice President, and
                                     President of NCT Headsets, a
Michael J. Parrella                  division of the Company
President
                                     John B. Horton
Jeffrey C. Zeitlin                   Senior Vice President, General
Senior Vice President,               Counsel and Secretary
Operations, and
Chief Financial Officer              Cy E. Hammond
                                     Vice President, Finance

                                     Michael A. Hayes, Ph.D.
                                     Vice President, Research


--------------------------------------------------------------------------




Directors

Jay M. Haft *
Chairman of the Board

Michael J. Parrella
President

John J. McCloy, II **

Sam Oolie
Chairman, Oolie Enterprises and
Chairman and Chief Executive Officer,
NoFire Technologies, Inc.

*  Chairman, Compensation Committee
** Chairman, Audit Committee

                                                     Investor Information
--------------------------------------------------------------------------
Annual Meeting

The Annual Meeting of Noise Cancellation Technologies, Inc. shareholders will convene at 2:00 PM on Thursday, June 19, 1997, at the Stamford Marriott Hotel, The Stamford Forum, Stamford, Connecticut 06901

10-K Report

A copy of the Company's Annual Report for the fiscal year ended December 31, 1996 on Form 10-K as filed with the Securities and Exchange Commission for 1996 on Form 10K, with a list of Exhibits thereto, will be sent without charge to any shareholder of record or beneficial owner of shares of the Company's common stock upon receipt of written request addressed to:

                     Investor Relations
                     Noise Cancellation Technologies, Inc.
                     One Dock Street
                     Stamford, CT 06902

Any Exhibit will be provided upon payment of the reasonable costs of producing such Exhibit.

Transfer Agent

Communications regarding stock transfers, lost certificates, and change of address should be directed to American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005. (212) 936-5100.

Stock Market Information

      The Company's common stock is currently traded on the NASDAQ National Market System under the symbol "NCTI". High and low last sale information for 1996 and 1995 for the common stock for specified quarterly periods is set forth below:

                                      1996                     1995
                               ----------------          -----------------
                                HIGH       LOW            HIGH       LOW
                               ------     -----          ------     ------
           1st Quarter          7/8       17/32          1 3/16      9/16
           2nd Quarter         1 5/32     21/32          1 3/16      9/16
           3rd Quarter         15/16       5/8           1 9/16       1/2
           4th Quarter         11/16      11/32          1 1/16      9/16


Independent Accountants                  Corporate Offices
Richard A. Eisner & Company, LLP         Noise Cancellation Technologies, Inc.
575 Madison Avenue                       1025 West Nursery Road, Suite 120
7th Floor                                Linthicum, MD  21090-1203
New York, NY  10022-2597                 (410) 636-8700